Exhibit 2

Non-binding free translation into English for information purposes only
Original in French

     Bonds convertible into new A Shares

and/or exchangeable for existing A Shares

Obligations à option de conversion et/ou d’échange en

actions nouvelles ou existantes

The bonds convertible into new A Shares and/or exchangeable for existing A Shares (the "Bonds") of Pechiney are being offered by way of a public offering in France and an offering to institutional investors outside of the United States.

This document should be read in conjunction with Pechiney’s annual report on Form 20-F filed with the Securities and Exchange Commission on 18 March 2002 under the number 1-14110.

THIS DOCUMENT CONTAINS A NON-CERTIFIED AND NON-BINDING TRANSLATION, PREPARED FOR INFORMATION PURPOSES ONLY, OF THE FRENCH LANGUAGE NOTE D’OPÉRATION DEFINITIVE RELATING TO THE ISSUANCE OF THE BONDS, WHICH RECEIVED A VISA NO. 02-306 DATED 3 APRIL 2002 OF THE COMMISSION DES OPÉRATIONS DE BOURSE. IN THE EVENT OF ANY AMBIGUITY OR CONFLICT BETWEEN THIS DOCUMENT AND THE FRENCH VERSION OF THE NOTE D’OPÉRATION DEFINITIVE, THE FRENCH VERSION OF THE NOTE D’OPERATION DEFINITIVE SHALL PREVAIL. NEITHER PECHINEY NOR THE MANAGERS ASSUME ANY LIABILITY WITH RESPECT TO THIS NON-CERTIFIED TRANSLATION.

Application has been made to list the Bonds on the Premier Marché of Euronext Paris S.A. with effect from

11 April 2002. The existing A Shares are listed on the Premier Marché of Euronext Paris S.A., and on the New York Stock Exchange in the form of American Depositary Shares.

BNP PARIBAS	JPMorgan
Global Coordinator, Joint Lead Manager and Joint Bookrunner	Joint Lead Manager and Joint Bookrunner

The date of this document is 3 April 2002.

Non-binding free translation into English for information purposes only Original in French

This document does not constitute an offer of, or an invitation to purchase, any of the Bonds in any jurisdiction in which such offer or invitation would be unlawful. No action has been taken in any jurisdiction other than France that would permit a public offering of the Bonds, or the circulation or distribution of this document or any other offering material, where action for that purpose is required.

The distribution of this document and the offer and sale of the Bonds in certain jurisdictions may be restricted by law. Persons receiving this document are required by Pechiney and the underwriters to inform themselves about, and to observe, any such restrictions.

THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE SUBMITTED TO THE CLEARANCE PROCEDURES OF THE COMMISSION DES OPÉRATIONS DE BOURSE AND ACCORDINGLY MAY NOT BE USED IN CONNECTION WITH ANY OFFER OR SALE OF THE BONDS TO THE PUBLIC IN FRANCE.

The delivery of this document, or any sale made in connection with the offering of the Bonds, shall not under any circumstances imply that the information herein contained is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Pechiney and its consolidated subsidiaries since the date of this document.

The Bonds have not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act") for offer or sale as part of their distribution and, subject to certain exceptions, may not be offered or sold in the United States. The Bonds are being offered and sold exclusively outside the United States in offshore transactions, in accordance with Regulation S of the Securities Act. Terms used in this paragraph have the respective meanings ascribed to such terms in Regulation S.

This offering is being conducted pursuant to the standards and requirements of French laws and regulations.

No person has been authorised to give any information or to make any representation other than those contained in this document, and, if given or made, such information or representations must not be relied upon as having been authorised.

This communication is directed only to persons who (i) are outside the United Kingdom or (ii) fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the "Order") or (iii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") of the Order (all such persons together being referred to as "relevant persons"). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

In connection with this issue, BNP PARIBAS, or any person acting on its behalf, acting on behalf of the Managers may over-allot or effect transactions for a limited period with a view to supporting the market price of the Bonds at a level higher than that which might otherwise prevail. However, there is no obligation on BNP PARIBAS, or any person acting on its behalf, to carry out such activities. Such stabilis ation, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

Non-binding free translation into English for information purposes only Original in French

PECHINEY

A French limited liability company (société anonyme) with a Board of Directors, having a share capital of EUR 1,257,842,371.75 Registered Office: 7, place du Chancelier Adenauer, 75116 Paris

Registered with the Paris Registry of Companies and Commerce under number 562 095 166 RCS Paris

FINAL PROSPECTUS

(NOTE D’OPERATION DEFINITIVE)

MADE AVAILABLE TO THE PUBLIC IN FRANCE WITH RESPECT TO THE ISSUANCE AND ADMISSION TO LISTING ON THE PREMIER MARCHÉ OF EURONEXT PARIS S.A. OF BONDS WITH AN AGGREGATE  PRINCIPAL AMOUNT OF EUR 517,499,969, WHICH MAY BE INCREASED TO EUR 595,124,859 REPRESENTED BY BONDS EACH WITH A PRINCIPAL AMOUNT OF EUR 75.25 CONVERTIBLE INTO NEW A SHARES AND/OR EXCHANGEABLE FOR EXISTING A SHARES

(OBLIGATIONS À OPTION DE CONVERSION EN ACTIONS A NOUVELLES ET/OU D’ÉCHANGE EN ACTIONS A EXISTANTES)

A legal notice will be published in the Bulletin des Annonces légales obligatoires on 5 April 2002

Visa of the Commission des opérations de bourse

Pursuant to Articles L. 412-1 and L. 621-8 of the French Monetary and Financial Code (Code monétaire et financier), the Commission des opérations de bourse granted a visa No. 02-306 dated 3 April 2002 to this final prospectus, in accordance with the provisions of its regulation No. 98-01. This final prospectus has been prepared by the issuer and renders its signatories liable for the contents thereof. The visa does not imply approval of the suitability of the transaction or authentication of the accounting and financial items included herein. It has been granted after review of the relevance and consistency of the information disclosed herein, in light of the proposed transaction offered to investors.

Warning

The Commission des opérations de bourse draws the attention of the public to the particular characteristics of the financial instruments described in this final prospectus. Such financial instruments are governed by Articles L. 228-91 et seq. of the French Commercial Code (Code de commerce) and do not follow all of the terms and conditions of convertible or exchangeable bonds. In particular, in the event of early redemption or redemption at maturity, holders shall be entitled to exercise their rights to receive shares only during the period between the date of the notice announcing such redemption (which shall be published no later than one month before such redemption date) and the seventh business day preceding the actual date of such redemption.

This final prospectus consists of:

  Pechiney’s document de référence, which was registered with the Commission des opérations de bourse on 1 March 2002, under the number D 02-0085;
  the preliminary prospectus (note d'opération préliminaire) which the Commission des opérations de bourse granted a visa No. 02-303 dated 3 April 2002; and
  this final prospectus (note d’opération définitive).

Copies of this final prospectus are available free of charge at the offices of the financial institutions set forth below, as well as at Pechiney’s registered office, which is located at 7, place du Chancelier Adenauer, 75116 Paris.

BNP PARIBAS	JPMorgan
Global Coordinator, Joint Lead Manager and Joint Bookrunner	Joint Lead Manager and Joint Bookrunner

Non-binding free translation into English for information purposes only Original in French

PECHINEY

SUMMARY TERMS AND CONDITIONS OF THE BONDS CONVERTIBLE INTO NEW A SHARES

AND/OR EXCHANGEABLE FOR EXISTING A SHARES

PRINCIPAL AMOUNT OF THE ISSUE AND NUMBER OF BONDS ISSUED

The initial principal amount of this issue is equal to EUR 517,499,969, divided into 6,877,076 Bonds.

In order to cover any over-allotments, Pechiney has granted to the Joint Lead Managers and Bookrunners, on behalf of the Managers, an over-allotment option of up to 15 per cent. of the initial principal amount of the issue. This over-allotment option will be exercisable once only and will expire on 8 April 2002. If the over-allotment option is exercised in full, the total principal amount of this issue will be equal to EUR 595,124,859, divided into 7,908,636 Bonds.

PRINCIPAL AMOUNT OF EACH BOND

The principal amount of each Bond is EUR 75.25, representing a premium of approximately 28 per cent. compared with the reference price of the A Shares.

ISSUE PRICE

The issue price is equal to par and is payable in full on the settlement date.

ISSUE AND SETTLEMENT DATE

11 April 2002.

DURATION OF THE BONDS

Four years and 265 days from the settlement date.

ANNUAL INTEREST

The Bonds will bear interest at a rate of 1.25 per cent. per annum, or EUR 0.94 per Bond, payable annually in arrears on 1 January of each year (or the following business day). For the period from the settlement date of the Bonds to 31 December 2002, an interest amount of EUR 0.68 per Bond will be payable on 1 January 2003 (or the following business day).

GROSS YIELD TO MATURITY

3.25 per cent. at the settlement date (in the absence of conversion into or exchange for A Shares and in the absence of redemption prior to maturity).

REDEMPTION AT MATURITY

Redemption in full on 1 January 2007 (or the following business day) at a principal amount of EUR 82.81 per Bond, equal to approximately 110.05 per cent. of the principal amount per Bond.

Non-binding free translation into English for information purposes only Original in French

EARLY REDEMPTION AT THE OPTION OF PECHINEY

Possible:

  in whole or in part, by means of repurchases on or off-market or by means of public offers;
  in whole only, for all the Bonds outs tanding from 1 January 2005 until the seventh business day preceding the redemption date (i.e., until a date expected to be 20 December 2006), at an early redemption price which will ensure that an initial Bondholder receives a gross yield to maturity equivalent to that which would have been received in the event of redemption at maturity, if the product of (i) the applicable Conversion/Exchange Ratio and (ii) the arithmetic average of the closing prices of Pechiney's category "A" ordinary shares (each, an "A Share") on the Premier Marché of Euronext Paris S.A. calculated over a period of 20 consecutive stock exchange trading days during which the A Shares are quoted, as selected by Pechiney from among the 40 consecutive stock exchange trading days during which the A Shares are quoted preceding the date of publication of the notice announcing such early redemption, exceeds 130 per cent. of such early redemption price;
  in whole only, for all the Bonds outstanding at any time, at the early redemption price as defined above, if less than 10 per cent. of the Bonds issued remain outstanding.

EARLY REDEMPTION IN THE EVENT OF DEFAULT

The Bonds will be redeemable in accordance with the terms of paragraph 2.3.16 ("Early redemption of the Bonds in the event of default").

CONVERSION AND/OR EXCHANGE OF THE BONDS FOR A SHARES

Bondholders may request the conversion and/or exchange of the Bonds for A Shares at any time from the 40th day following the settlement date (i.e., from 21 May 2002) until the seventh business day preceding the redemption date (i.e., until a date expected to be 20 December 2006), at a ratio of one A Share per Bond, subject to the adjustments provided for in paragraph 2.6.7.3 ("Adjustment in the event of financial transactions").

Pechiney may, at its option, deliver new A Shares and/or existing A Shares.

PREFERENTIAL SUBSCRIPTION RIGHTS AND PRIORITY SUBSCRIPTION PERIOD

Pechiney’s shareholders have waived their preferential subscription rights. No priority subscription period is applicable.

SUBSCRIPTION PERIOD

The placement of the Bonds with institutional investors took place on 3 April 2002. Subscription will be open to individuals in France from 4 April 2002 to 8 April 2002 inclusive.

RIGHTS ATTACHED TO NEW A SHARES ISSUED FOLLOWING CONVERSION

New A Shares to be issued following conversion of the Bonds shall carry full rights from the first day of the financial year in which the Bonds are so converted (including all dividends payable in respect of the financial year in which the conversion occurs and in respect of subsequent years).

RIGHTS ATTACHED TO EXISTING A SHARES DELIVERED FOLLOWING EXCHANGE

Existing A Shares delivered on exc hange of the Bonds shall carry full rights from the date of delivery (including all dividends payable following delivery of such A Shares).

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RATING OF THE BONDS

The Bonds have not been rated.

CLOSING PRICE OF THE A SHARES

The reference price of the A Shares is EUR 58.80 per A Share.

APPLICABLE LAW

French law.

LISTING OF THE BONDS

Premier Marché of Euronext Paris S.A.

LISTING OF THE A SHARES

The A Shares to be delivered upon conversion or exchange will be listed on the Premier Marché of Euronext Paris S.A.

CLEARING

Euroclear France, Euroclear Bank S.A./N.V. and/or Clearstream Banking, société anonyme.

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CHAPTER I

PERSONS ASSUMING RESPONSIBILITY FOR THE FINAL PROSPECTUS AND THE
AUDITING OF THE ACCOUNTS

1.1 PERSON RESPONSIBLE FOR THE FINAL PROSPECTUS

Jean-Pierre Rodier,

Chairman of the Board of Directors (Président du conseil d’administration).

1.2 ATTESTATION OF THE PERSON RESPONSIBLE FOR THE FINAL PROSPECTUS

"To my knowledge, the information in this final prospectus is true and accurate. This document contains all the information necessary to enable investors to form an opinion as to the assets and liabilities, activities, financial position, results and prospects of Pechiney, as well as with respect to the rights attached to the securities being offered. No information has been omitted that would alter the meaning of the contents of this document."

Jean-Pierre Rodier
Chairman of the Board of Directors (Président du conseil d’administration)

1.3 PERSONS RESPONSIBLE FOR THE AUDITING OF THE ACCOUNTS

1.3.1 Statutory auditors

  Befec – Price Waterhouse
  32, rue Guersant, 75017 Paris
  represented by Marc Chauveau and Thierry Charron,
  Date of first appointment: 30 June 1988,

  Renewal date of current appointment: ordinary general shareholders’ meeting held on 30 March 2000

  Expiry date of current appointment: at the end of the general shareholders’ meeting called to approve the financial statements of the financial year 2005

  Deloitte Touche Tohmatsu - Audit

  185, avenue Charles de Gaulle , 92200 Neuilly-sur-Seine
  represented by Jean-Luc Poumarède and Dominique Descours

  Date of first appointment: 30 June 1988

  Renewal date of current appointment: ordinary general shareholders' meeting held on 30 March 2000

  Expiry date of current appointment: at the end of the general shareholders’ meeting called approve the financial statements of the financial year 2005

1.3.2 Substitute statutory auditors

  Jacques Denizeau

  32, rue Guersant, 75017 Paris

  Date of first appointment: 27 June 1995

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  Renewal date of current appointment: ordinary general shareholders’ meeting held on 30 March 2000

  Expiry date of current appointment: at the end of the general shareholders’ meeting called to approve the financial statements of the financial year 2005

  Bureau d’Etudes Administratives Sociales et Comptables - BEAS
  7-9, villa Houssay, 92200 Neuilly-sur-Seine

  Date of first appointment: ordinary general shareholders’ meeting held on 30 March 2000

  Expiry date of current appointment: at the end of the general shareholders’ meeting called to approve the financial statements of the financial year 2005

1.3.3 Certificate of the statutory auditors

In our capacity as statutory auditors of Pechiney and as required by COB regulation COB 98-01, we have examined, in accordance with French professional standards, the information on the financial position and the historical accounts included in this note d’opération définitive prepared for the purposes of the issuance and admission to the Premier Marché of Euronext Paris S.A. of bonds convertible into new A Shares and/or exchangeable for existing A Shares in a principal amount of EUR 517,499,969 which may be increased to a maximum of EUR 595,124,859.

This note d’opération définitive should be read in conjunction with the document de référence for the financial year ended 31 December 2001 filed with the Commission des opérations de bourse on 1 March 2002 under no. D 02-0085. We have already provided a certificate concerning the document de référence, stating that we had nothing to report with respect to the fairness of the information on the financial position and accounts contained therein.

This note d’opération définitive is the responsibility of the Chairman of the Board of Directors of Pechiney. Our responsibility is to express an opinion on the fairness of the information on the financial position and the accounts contained in this note d’opération définitive.

Our procedures, which were performed in accordance with French professional standards, consisted of assessing the fairness of the information on the financial position and the accounts and verifying that this information agrees with the audited financial statements, reading the other information contained in this note d’opération définitive in order to identify any material inconsistencies with the information on the financial position and the accounts, and reporting any manifestly incorrect information that came to our attention, based on our overall knowledge of Pechiney, as acquired during our audit. This note d’opération définitive does not contain forward-looking information determined according to a structured process.

We audited the consolidated financial statements for the years ended 31 December 1999, 2000 and 2001, as approved by the Board of Directors in accordance with auditing standards generally accepted in France. Our reports on these consolidated financial statements did not contain any qualifications or observations.

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Based on the procedures described above, we have nothing to report with respect to the fairness of the information on the financial position and the historical financial statements contained in this note d’opération définitive.

Paris, 3 April 2002

The Statutory Auditors

Befec-Price Waterhouse		Deloitte Touche Tohmatsu-Audit
Marc Chauveau	Thierry Charron	Jean-Luc Poumarède	Dominique Descours

1.4 PERSON RESPONSIBLE FOR FINANCIAL INFORMATION

Mr. Charles Ranunkel
Head of Investor Relations
Pechiney

7, place du Chancelier Adenauer, 75116 Paris
Tél: +33 1 56 28 25 05

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CHAPTER II

ISSUE AND ADMISSION TO THE PREMIER MARCHÉ OF BONDS CONVERTIBLE INTO NEW A SHARES AND/OR EXCHANGEABLE FOR EXISTING A SHARES

2.1 INFORMATION RELATING TO THE ISSUE

2.1.1 Authorisations

2.1.1.1 General shareholders’ meeting authorising the issue

The ordinary and extraordinary general shareholders’ meeting (assemblée générale mixte) of Pechiney held on 28 March 2002, in compliance with the rules relating to quorum and voting for extraordinary general meetings, after considering the report of the Board of Directors and the auditors’ special report, pursuant to its twenty-third resolution:

  authorised the Board of Directors ( conseil d’administration), in accordance with Article L.225-129 III of the French Commercial Code (Code de commerce), for a period of 26 months from the date of the general shareholders’ meeting held on 28 March 2002, to proceed with the increase of Pechiney's share capital through the issue on one or more occasions, without shareholders’ preferential subscription rights, of (among other things) securities giving access, immediately or in the future, to a portion of the share capital of Pechiney;

  decided to limit of the amount of issues which may be made by virtue of this authorisation as follows:
    the maximum nominal amount of shares to be issued without shareholders’ preferential subscription rights under this twenty-third resolution shall not exceed the overall limit of EUR 245 million, which includes the nominal amount of any issuances of new shares that may be required in order to maintain the rights of holders of certain securities giving access to Pechiney’s share capital; and

    the maximum principal amount of debt securities of the Company that give access in the future to a portion of Pechiney’s share capital, which can be issued without preferential subscription rights for shareholders under this twenty-third resolution, cannot exceed the overall limit of EUR 700 million, or the equivalent thereof in the case of an issue in foreign currency or in any unit established by reference to a set of currencies;

  decided that this twenty-third resolution implies an automatic waiver of the shareholders’ preferential subscription rights to the A Shares to which these securities will give a right, in favour of the holders of any securities giving access to a portion of Pechiney’s share capital that may be issued pursuant to this authorisation; and

  decided that the Board of Directors will have full powers to use this authorisation, with the ability to delegate such powers to its Chairman in accordance with the law.

2.1.1.2 Decisions of the Board of Directors and the Chairman of the Board of Directors

By virtue of the authorisation granted by the ordinary and extraordinary general shareholders’ meeting (assemblée générale mixte) of Pechiney held on 28 March 2002, the Board of Directors decided, at its meeting held on 28 March 2002, to delegate to its Chairman, under applicable laws and regulations, the necessary powers to proceed with the issue, without shareholders’ preferential subscription rights, of bonds

Non-binding free translation into English for information purposes only Original in French convertible into new A Shares and/or exchangeable for existing A Shares, as provided in particular in the twenty-third resolution of the general shareholders’ meeting of 28 March 2002, and within the limits set by that resolution.

In accordance with the delegation granted by the Board of Directors, the Chairman, by two decisions dated 2 and 3 April 2002, decided to use such delegation in order to issue the Bonds that are the subject of this final prospectus and determined the terms and conditions of the Bonds as follows.

2.2 INFORMATION ON THE BONDS

2.2.1 Number and principal amount of the Bonds, proceeds of the issue

In this final prospectus, a "Bond" is a bond convertible into a new A Share and/or exchangeable for an existing A Share having all the characteristics described in this final prospectus.

2.2.1.1 Number and principal amount of the Bonds

This issue by Pechiney of 1.25 per cent. Bonds due 7 January 2007 will consist of a total initial principal amount of EUR 517,499,969, divided into 6,877,076 Bonds.

In order to cover any over-allotments, Pechiney has granted to the Joint Lead Managers and Bookrunners, on behalf of the Managers, an over-allotment option of up to 15 per cent. of the initial principal amount of the issue. This over-allotment option will be exercisable once only and will expire by 8 April 2002. If the over-allotment option is exercised in full, the total principal amount of this issue will be equal to EUR 595,124,859, divided into 7,908,636 Bonds.

2.2.1.2 Proceeds of the issue

The gross proceeds of the issue will be EUR 517,499,969. The gross proceeds may be increased up to a maximum amount of EUR 595,124,859 , assuming exercise in full of the over-allotment option.

The net proceeds of the issue to be paid by Pechiney will be approximately EUR 511,766,220 (or EUR 588,576,050 if the over-allotment option is exercised in full) after deduction of expenses of approximately EUR 5,733,750 consisting of commissions due to the financial intermediaries and legal and administrative expenses.

2.2.2 Structure of the issue

2.2.2.1 Placement

The Bonds are offered in a global offering:

  in France, to legal entities and individuals; and

  outside France by way of a private placement, in accordance with the rules applicable in each country where the placement is made, with the exception of the United States of America, Canada and Japan, where no placement may be made.

No specific tranche of Bonds is designated for a particular market.

2.2.2.2 Selling restrictions

The distribution of this final prospectus and the offer or sale of the Bonds may, in certain jurisdictions, be subject to specific regulations. Persons in possession of this final prospectus should inform themselves of and comply with any local restrictions.

The financial institutions responsible for the placement will comply with the laws and regulations in effect in each jurisdiction in which this final prospectus or any other offering document will be distributed or the

Non-binding free translation into English for information purposes only Original in French

Bonds will be offered or sold and, in particular (but without limitation), with the selling restrictions set out below.

United Kingdom selling restrictions

Each financial institution involved in the offering represents, warrants and agrees that:

(i)	it has not offered or sold and, prior to the expiry of a period of six months from the settlement date, will not offer or sell any Bonds to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;
(ii)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any Bonds under circumstances in which Section 21(1) of the FSMA does not apply to Pechiney;

(iii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

United States selling restrictions

The Bonds and the A Shares of Pechiney to be issued or delivered upon conversion and/or exchange of the Bonds have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States of America or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act and other applicable laws.

Each institution participating in the offering agrees and warrants that it will not offer and sell the Bonds (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the settlement date within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each distributor or dealer to which it sells Bonds during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Bonds and shares of Pechiney to be issued or delivered upon conversion and/or exchange of the Bonds within the United States or to, or for the account or benefit of, U.S. persons.

The terms used in the two preceding paragraphs have the same meaning as set out in Rule S of the Securities Act.

The Bonds are being offered and sold outside the United States to non-U.S. persons in reliance on Regulation S.

In addition, until 40 days after the later of the commencement of the offering and the last related settlement date of the Bonds, an offer or sale of Bonds within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act.

Canadian and Japanese selling restrictions

Each institution involved in the offering represents and warrants that it has not offered nor sold Bonds, and will not offer or sell Bonds, in Canada or Japan.

2.2.3 Preferential subscription rights, priority subscription period

Non-binding free translation into English for information purposes only Original in French

The shareholders of Pechiney expressly waived their preferential subscription rights with respect to the Bonds at the ordinary and extraordinary general shareholders’ meeting (assemblée générale mixte) held on 28 March 2002. This decision also includes an express waiver of their preferential subscription rights to any new A Shares to be is sued upon conversion of the Bonds.

No priority subscription period (délai de priorité) for Pechiney’s shareholders is applicable.

2.2.4 Subscription period

The placement of Bonds with institutional investors took place on 3 April 2002. The subscription will be open to individuals in France from 4 April 2002 to 8 April 2002 inclusive.

Indicative timetable of the offering:

3 April 2002 (morning)	Visa of the Commission des opérations de bourse on the preliminary prospectus
3 April 2002	Bookbuilding
3 April 2002 (evening)	Determination of the final terms of the issue and visa of the Commission des opérations de bourse on this final prospectus
4 April 2002	Commencement of the public subscription period
8 April 2002	End of the public subscription period
8 April 2002	Deadline for exercise of the over-allotment option
11 April 2002	Settlement and delivery of the Bonds

The actual principal amount of the issue and final number of Bonds issued will be determined by 8 April 2002 and will be set out in a notice (avis) published by Euronext Paris S.A. as soon as possible after such date.

2.2.5 Financial institutions responsible for the placement

Subscription orders for the Bonds must be placed with BNP PARIBAS or J.P. Morgan Securities Ltd., in their capacity as Joint Lead Managers and Joint Bookrunners, who will lead manage the offering.

2.3 TERMS AND CONDITIONS OF THE BONDS

2.3.1 Nature, form and delivery of the Bonds

The Bonds to be issued by Pechiney are neither convertible bonds (obligations convertibles en actions) within the meaning of Articles L.225-161 et seq. of the French Commercial Code, nor exchangeable bonds (obligations échangeables) within the meaning of Articles L.225-168 et seq. of the French Commercial Code, but rather securities giving the right to receive shares representing a portion of Pechiney’s share capital, within the meaning of Articles L.228-91 et seq. of the French Commercial Code. Accordingly, the provisions of articles L.225-161 et seq. and of article L.225-168 et seq. of the French Commercial Code will not apply to this issue.

The Bonds will be governed by French law.

The Bonds will be in either dematerialised bearer or registered form, at the option of the holders. The Bonds will in any event be issued in dematerialised book-entry form (inscrites en compte) and held, as the case may be, by:

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  BNP Paribas Securities S.A. acting on behalf of Pechiney in respect of fully registered Bonds (nominatifs purs);

  an authorised financial intermediary (intermédiaire financier habilité) selected by the Bondholder, and by BNP Paribas Securities S.A. acting on behalf of Pechiney, in respect of Bonds in administered registered form (nominatifs administrés); or
  an authorised financial intermediary selected by the Bondholder in respect of Bonds in bearer form (au porteur).

Application to the RELIT-SLAB settlement and delivery system of Euroclear France has been made. (Sicovam Code: 18840 and ISIN Code: FR0000188401).

The Bonds will be accepted for clearance through Euroclear France, which will administer the clearing of Bonds between account holders. The Bonds will also be accepted for clearance through Euroclear Bank S.A./N.V. and Clearstream Banking S.A, Luxembourg. (Common code: 014613447).

The Bonds will be inscribed in book-entry form and transferable as from the settlement date.

2.3.2 Principal amount of each Bond – Issue price

The principal amount of each Bond has been set at EUR 75.25, representing a premium of approximately 28 per cent. compared with the reference price of the A Shares. The Bonds will be issued at par, namely at a price of EUR 75.25 per Bond, payable in full on the settlement date.

2.3.3 Issue date

11 April 2002.

2.3.4 Settlement date

11 April 2002.

2.3.5 Nominal interest rate

The annual nominal interest rate is 1.25 per cent.

2.3.6 Annual interest

The Bonds will bear interest at a rate of 1.25 per cent. per annum, or EUR 0.94 per Bond, payable annually in arrears on 1 January of each year (or the following business day). For the period from the settlement date of the Bonds to 31 December 2002, an interest amount of EUR 0.68 will be payable on 1 January 2003 (or the following business day).

All interest payments relating to an interest period of less than one full year will be calculated on the basis of the above-mentioned annual interest rate multiplied by the number of days elapsed in the relevant period divided by 365 for a 365-day year (or by 366 for a leap year).

Subject to the provisions of paragraph 2.6.5 ("Rights of Bondholders to payments of interest on the Bonds and dividends on A Shares delivered") below, interest will cease to accrue from the date of redemption of the Bonds.

Claims in respect of interest payments shall be void after a period of five years from the due date of payment.

A "business day" shall mean any day (other than a Saturday or Sunday) on which banks are open in Paris and on which Euroclear France operates normally.

Non-binding free translation into English for information purposes only Original in French

2.3.7 Redemption

2.3.7.1 Redemption at maturity

Unless they are subject to early redemption, exchange or conversion, the Bonds will be redeemed in full in cash on 1 January 2007 (or the following business day) at a price of EUR 82.81 per Bond, or approximately 110.05 per cent. of the principal amount of each Bond.

Claims in respect of principal shall be void after a period of 30 years from the redemption date.

2.3.7.2 Early redemption by repurchase or public offer

In addition to its obligation to redeem the Bonds at maturity, Pechiney reserves the right to redeem the Bonds, in whole or in part, at any time, without limitation as to price or quantity, by repurchasing the Bonds, either on or off market, or by means of a public repurchase or exchange offer. Any such transaction shall not affect the due date for redemption of any Bonds remaining outstanding thereafter.

2.3.7.3 Early redemption at the option of Pechiney

(a)	Pechiney may, at its sole option and at any time from 1 January 2005 until the seventh business day preceding the scheduled redemption date, (i.e., until a date expected to be 20 December 2006), redeem the outstanding Bonds, in whole only, prior to maturity subject to the following conditions:

(i)	the redemption price shall be determined such that an initial Bondholder receives a gross yield to maturity equivalent to that which would have been received in the event of redemption at maturity;
(ii)

such early redemption shall only be possible if the product of:

  the then prevailing Conversion/Exchange Ratio (as defined in paragraph 2.6.3 "Exercise period and Conversion/Exchange Ratio");

and

  the arithmetic average of the closing prices of the A Shares on the Premier Marché of Euronext Paris S.A. calculated over a period of 20 consecutive stock exchange trading days during which the A Shares are quoted, as selected by Pechiney from among the 40 consecutive stock exchange trading days during which the A Shares are quoted preceding the date of publication of the notice announcing such early redemption (as set forth in paragraph 2.3.7.4 ("Publication of information at the time of early redemption or redemption at maturity");

exceeds 130 per cent. of such early redemption price.

A "stock exchange trading day" shall mean any business day on which Euronext Paris S.A. quotes the A Shares, other than a day on which such quotation ceases prior to the usual closing time.

For information purposes, the table below sets forth, for each interest payment date during the early redemption option period, the early redemption price of each Bond in the event of redemption, the minimum trading price per A Share required in order to allow early redemption, the implied average annual growth rate for the A Shares in the case of exercise of the conversion/exchange rights , and the yield to maturity for any Bondholder that exercises its right to convert and/or exchange for A Shares:

Non-binding free translation into English for information purposes only Original in French

Early redemption Date	Early redemption Price	Minimum trading price per A Share required in order to allow early redemption	Implied average annual growth rate for the A Shares	Yield to maturity for any Bondholder exercising its conversion/exchange right

1 January 2005	EUR 79.41	EUR 103.23	22.91%	13.44%
1 January 2006	EUR 81.03	EUR 105.34	16.92%	10.56%

(b)	Pechiney may, at its sole option, redeem at any time all of the Bonds outstanding at a price equal to the early redemption price determined in accordance with paragraph (a)(i) above, if less than 10 per cent. of the Bonds issued remain outstanding.

(c)	In each of the cases specified in paragraphs (a) and (b) above, the Bondholders shall remain entitled to exercise their right to convert and/or exchange Bonds for A Shares in accordance with the provisions of paragraph 2.6.3 ("Exercise period and Conversion/Exchange Ratio").

(d)	In each case specified in paragraphs (a) and (b) above, interest shall cease to accrue from the effective date of redemption of the Bonds by Pechiney.

2.3.7.4 Publication of information at the time of early redemption or redemption at maturity

Information relating to the number of Bonds redeemed, converted or exchanged, and the number of Bonds remaining outstanding, will be provided at least once a year to Euronext Paris S.A. for publication and may be obtained from Pechiney or the fiscal and paying agent mentioned in paragraph 2.5.1 ("Paying Agent").

For so long as regulations in force so require, any decision by Pechiney to redeem the Bonds at or prior to maturity shall be published by notice in the Journal Officiel no later than one month prior to the redemption date. In addition, such notice shall be published in a financial newspaper with a national circulation in France and via a notice to be issued by Euronext Paris S.A.

2.3.7.5 Cancellation of Bonds

Bonds redeemed at or prior to maturity, Bonds repurchased on or off market or by way of public offers, as well as Bonds that have been converted or exchanged, shall cease to be considered outstanding and shall be cancelled in accordance with French law.

2.3.8 Gross yield to maturity

The gross yield to maturity will be equal to 3.25 per cent. per annum at the settlement date (in the absence of conversion and/or exchange into A Shares and in the absence of redemption prior to maturity). The gross yield to maturity will be determined in accordance with paragraph 2.3.2 ("Principal amount of each Bond – Issue price").

The gross yield to maturity on the French bond market is the annual rate that, at a given date, is equal, on a compounded interest basis, to the present values of all amounts payable and of all amounts receivable under the Bonds (as defined by the Bond Standardisation Committee (Comité de normalisation obligataire)). It is indicative of the effective yield only for holders who retain their Bonds until redemption and, in the case of an early redemption, for holders who opt for the redemption of their Bonds prior to maturity rather than their conversion.

For information purposes, the table below sets forth the required minimum trading prices of the A Shares at the redemption date in order to provide various yield spreads over Treasury bonds with the same maturity date as well as the implied internal growth rate of the A Shares:

Non-binding free translation into English for information purposes only Original in French

Gross yield to maturity at the	Trading price of the	Average annual growth
settlement date(1)	shares at maturity	rate of the A Shares(2)(3)

OAT(4) - 1% = 3.77%	EUR 85.81	8.32%
OAT = 4.77%	EUR 89.88	9.39%
OAT + 1% = 5.77%	EUR 94.09	10.45%
(1)	The gross yield to maturity derived from French 5 per cent. Obligations assimilables du Trésor due December 2006 and French 3.75 per cent. Obligations assimilables du Trésor due December 2007 is equal to 4.77 per cent.

(2)	Excluding the effect of dividend payments.
(3)	Compared to the reference price of EUR 58.80 calculated at 11 April 2002, not including the last coupon.
(4)	French Treasury bonds (Obligations assimilables du Trésor).

2.3.9 Term and average duration

The scheduled term of the Bonds is four years and 265 days from the settlement date to the maturity date. The average duration is identical to such term of the Bonds in the absence of conversion and/or exchange and in the absence of early redemption.

2.3.10 Further issues

If Pechiney subsequently issues new bonds that have the same rights as the Bonds in all respects, Pechiney may, without the consent of the Bondholders and provided that the terms and conditions of all such bonds so permit, consolidate bonds of any such subsequent issues with the Bonds, thereby treating such bonds as the same issue as the Bonds for the purposes of servicing and trading.

2.3.11 Status and negative pledge

2.3.11.1 Status

The Bonds and the interest thereon constitute direct, unconditional, unsubordinated and unsecured obligations of Pechiney, and rank equally amongst themselves and pari passu with all other unsecured and unsubordinated debts and guarantees, present and future, of Pechiney (except for debts and guarantees having a priority granted by law).

2.3.11.2 Negative pledge

So long as any of the Bonds remain outstanding, Pechiney shall not grant any charge (hypothèque) over its present or future assets or real property interests, nor any pledge (nantissement) on its business (fonds de commerce) or any other security (sûreté réelle) on its assets, present or future, in each case for the benefit of other bonds listed or capable of being listed on a regulated market without granting similar or equivalent security to the Bondholders and ensuring that the Bonds have the same ranking. This undertaking is given only in relation to security interests granted its favour of holders of other bonds ( obligations) issued by Pechiney that are listed or capable of being listed on a regulated market and does not affect in any way Pechiney’s right to otherwis e dispose of its assets or to grant any security in respect of such assets in any other circumstances.

This undertaking does not apply to charges ( hypothèques), pledges ( nantissements) and other securities (sûretés) linked to an asset acquired or developed after the issue date of the Bonds, granted solely to finance such acquisition or development and in a principal amount not exceeding the value of such acquisition or development.

2.3.12 Guarantee

No payment of interest, redemption amounts, taxes, costs or ancillary amounts has been guaranteed.

Non-binding free translation into English for information purposes only Original in French

2.3.13 Underwriting — Underwriting Agreement

A syndicate of financial institutions led by BNP PARIBAS and J.P. Morgan Securities Ltd. will underwrite the issue of the Bonds pursuant to the terms of an underwriting agreement (contrat global de garantie) entered into with Pechiney on 3 April 2002.

2.3.14 Representation of Bondholders

In accordance with Article L.228-46 of the French Commercial Code, the Bondholders will be grouped together in a collective group (the "Masse"), which shall exist as a legal entity.

(a)

Acting representatives of the Masse of Bondholders.
In accordance with Article L.228-47 of the French Commercial Code, the acting representatives of the Masse of Bondholders will be Jean-Marcel François , residing at La Thibaudière, 4, rue des Cures, 77400 Thorigny-sur-Marne and Christian Vallet, residing at 28, avenue Charles Floquet, 75007 Paris.

The acting representatives will have the power, without restriction or reservation, acting jointly or separately, to carry out, on behalf of the Masse, all actions of an administrative nature that may be necessary to protect the interests of the Bondholders.

They will exercise their duties until their death or resignation, termination of their duties by a general meeting of the Bondholders or until they become incapable of acting or forbidden to act. Their appointment shall automatically cease on the date of final or total redemption of the Bonds, prior to maturity or otherwise. Their appointment will be automatically extended, where applicable, until the final resolution of any legal proceedings in which the representatives are involved and the enforcement of any judgments rendered or settlements made thereunder.

Each of these acting representatives of the Masse shall be entitled to remuneration of EUR 500 per year, payable by Pechiney on 1 January of each year (or the following business day) from 2003 to 2007 inclusive, and for the first time on 1 January 2003 (or the following business day), until there are no further Bonds outstanding.

(b)

Substitute representatives of the Masse of Bondholders.
The substitute representatives of the Masse will be Christine Vallée, residing at 114, rue Aristide Briand, 92300 Levallois -Perret and Michel Jacques, residing at 168, quai de Jemmapes, 75010 Paris.

These substitute representatives will, if necessary, replace one or more of the acting representatives if they are unable to act. The date on which the appointment of the substitute representative takes effect shall be the date of receipt of the registered letter by which the remaining acting representative, Pechiney or any other interested party shall have notified such substitute representative of the defaulting acting representative’s inability to act, whether temporary or permanent. Where applicable, the same notification will also be given to Pechiney in the same way. In the event of temporary or permanent replacement, the substitute representatives shall have the same powers as the acting representatives. They will only become entitled to the annual remuneration of EUR 500 if they exercise the duties of an acting representative on a permanent basis. Such remuneration will accrue from the day on which they assume such duties.

Pechiney will bear the cost of the remuneration of the representatives of the Masse and the costs of calling and holding general meetings of Bondholders, publishing the decisions thereof, any fees related to the appointment of the representatives of the Masse according to Article L.228-50 of the French Commercial Code, and all duly incurred and documented costs of administration and management of the Masse of Bondholders.

Non-binding free translation into English for information purposes only Original in French

(c)

General

General Bondholders’ meetings shall be held at the registered office of Pechiney or such other place as shall be specified in the notice convening the meeting. Each Bondholder shall have the right, during the period of 15 days preceeding any general meeting of the Masse, to examine and take copies of the text of the resolutions to be proposed and any reports to be presented to the meeting at the registered office or administrative headquarters of Pechiney or, as the case may be, at such other place as may be specified in the notice convening such meeting, or to cause an agent to do so on its behalf.

In the event that future issues give Bondholders identical rights to those under the Bonds and if the terms and conditions of such future bonds so permit, the holders of all of such bonds shall be grouped together in a single Masse.

2.3.15 Rating

No rating has been requested for the Bonds.

2.3.16 Early redemption of the Bonds in the event of default

The representatives of the Masse may, pursuant to a decision of the general Bondholders’ meeting, by joint written notice sent to Pechiney with a copy to the Paying Agent, require that all the Bonds be redeemed at the early redemption price calculated in accordance with paragraph 2.3.7.3 ("Early redemption at the option of Pechiney") if any of the following events occurs:

(a)	Pechiney defaults in the payment of principal or interest due in respect of any Bond and such default continues for a period of 14 days from the due date;
(b)	Pechiney fails to perform or observe any of its other obligations under the terms of the Bonds and such failure is not remedied within 30 days following receipt by Pechiney of written notice of such default from the representatives requiring the same to be remedied;
(c)

(i) Pechiney or any Principal Subsidiary defaults in the payment, 30 days after the due date for payment thereof (taking into account any applicable grace periods), of any amount in excess of EUR 50 million (or the equivalent thereof in any other currency) due in respect of any Indebtedness unless Pechiney or the Principal Subsidiary has, within 30 days, by means of any French or other court or arbitration proceedings, disputed its alleged payment obligation under the relevant Indebtedness; (ii) any Indebtedness of Pechiney or of any Principal Subsidiary in excess of EUR 50 million (or the equivalent thereof in any other currency) becomes due and payable prior to its stated maturity and is not paid by Pechiney or any Principal Subsidiary within 14 days of the due date for payment thereof, other than in the event of early repayment of such Indebtedness by Pechiney or by one of its Principal Subsidiaries, or unless Pechiney or a Principal Subsidiary has, within 30 days, by means of any French or other court or arbitration proceedings, disputed the alleged event requiring early repayment of such Indebtedness; or (iii) Pechiney or any Principal Subsidiary defaults in the payment, on the due date thereof (taking into account any applicable grace periods), of an amount in excess of EUR 50 million (or the equivalent thereof in any other currency) under a guarantee or an indemnity for any Indebtedness, unless Pechiney or the Principal Subsidiary has, within 30 days, by means of any French or other court or arbitration proceedings, disputed the alleged payment obligation with regard to such Indebtedness or guarantee or indemnity where:

"Indebtedness" means any debt of Pechiney or any Principal Subsidiary or, in the case of a debt owed by a third party and guaranteed by Pechiney or any Principal Subsidiary as referred to in (iii) above, of such other person, arising from an obligation to repay moneys borrowed either in relation

Non-binding free translation into English for information purposes only Original in French to bonds listed or capable of being listed on a regulated market, or in relation to sums owing to credit institutions within the meaning of article L.511-1 of the French Code monétaire et financier, provided that amounts owed to suppliers (crédits fournisseurs) and intra-group loans are expressly excluded from the definition of "Indebtedness"; and

"Principal Subsidiary" means any company whose accounts are consolidated by Pechiney under French general accounting principles and that represents more than 5 per cent. of the total net consolidated turnover and 5 per cent. of the net consolidated tangible assets of Pechiney;

(d)	Pechiney seeks the appointment of an administrative receiver (conciliateur), makes a settlement (accord amiable) with its principal creditors in accordance with article L.611-1 et seq. of the French Commercial Code (as modified, from time to time) or becomes subject to a judicial liquidation or a transfer of the whole of its business;
(e)	Pechiney ceases its business, transfers or contributes to another company all or at least 80 per cent. of the net consolidated value of its assets , or decides or imp lements its liquidation, other than a liquidation resulting from a merger into (fusion par absorption) an existing company or into a new company where the absorbing company or the new entity assumes Pechiney’s obligations; or
(f)	the A Shares cease to be listed either (i) on the Premier Marché of Euronext Paris S.A. or (ii), in any case, on a regulated market (or equivalent) within the European Union or the United States of America.

2.3.17 Public offers

Under current French legislation, if the A Shares are the subject of a cash tender offer or exchange offer, such offer shall also include all securities giving right to A Shares or voting rights of Pechiney, which therefore includes the Bonds. The offer will be subject to prior review by the French Conseil des Marchés Financiers, which will decide whether such offer is admissible in view of the terms and, in particular, the valuation of the offer. A note d’information containing the terms and conditions of the offer will also be submitted to the Commission des opérations de bourse for its approval (visa). Pechiney will not be liable for compliance by third parties with applicable regulations.

2.3.18 Tax regime

Payments of interest and the repayment of principal on the Bonds shall be subject to deduction only of withholding taxes and such taxes as the law may impose on the Bondholders.

The following summary describes the tax consequences that may be applicable to Bondholders under current legislation. However, individuals or corporate entities, whether or not resident in France for tax purposes, should nevertheless consult their usual tax advisers for details of the tax regime that applies to their particular case.

Payments of interest to Bondholders who are not French tax residents will be exempt from withholding taxes to the extent described in paragraph 2.3.18.2 ("Non-French tax residents").

Non-French tax residents must comply with the tax laws applicable in the jurisdiction or state in which they are resident.

2.3.18.1 French tax residents

(1)	Individuals holding Bonds as part of their private assets
	(a)	Interest and redemption premium

Non-binding free translation into English for information purposes only Original in French

Income from the Bonds received by individuals holding the Bonds as part of their private assets will be either:
included in total income, which is subject to:
	-	income tax calculated on a progressive scale,
	-	a general social contribution of 7.5 per cent., of which 5.1 per cent. is deductible from taxable income (Articles 1600-0 C and 1600-0 E of the General Tax Code (Code général des impôts or "CGI"));
	-	a social levy of 2 per cent. (Article 1600-0 F bis of the CGI); and
	-	a social debt repayment contribution of 0.5 per cent. (Articles 1600-0 G and 1600-0 L of the CGI); or
·	at the taxpayer’s option, subject to:
	-	a final withholding tax at the rate of 15 per cent. (Article 125-A of the CGI);
	-	a general social contribution of 7.5 per cent.;
	-	a social levy of 2 per cent.; and
	-	a social debt repayment contribution of 0.5 per cent.
	(b)	Capital gains

Pursuant to Article 150-0 A of the CGI, capital gains realised by individuals are subject to the following taxation, applicable as of the first Euro of such gains, where the aggregate amount of disposals of securities per tax household exceeds the threshold of EUR 7,650 per year:

  income tax at the rate of 16 per cent. (Article 200-A-2 of the CGI);
  a general social contribution of 7.5 per cent.;
  a social levy of 2 per cent.; and
  a social debt repayment contribution of 0.5 per cent.
Capital losses incurred in any one year can be set off only against capital gains of the same type realised in the year of the disposal or in the five following years where, for the year in which capital losses are incurred, disposals were in excess of EUR 7,650.

	(c)	Conversion or exchange of the Bonds into A Shares See paragraph 2.6.6. ("Tax regime on conversion or exchange").
(2)	Legal entities subject to corporate tax
(a)

Interest and redemption premium

Interest accrued on Bonds over a fiscal year is included in taxable income , which is subject to corporate tax at the rate of 33 1/3 per cent. In addition, a surcharge equal to 3 per cent. is levied for fiscal years ending on or after 1 January 2002 (Article 235 ter ZA of the CGI).

Non-binding free translation into English for information purposes only Original in French

A social contribution of 3.3 per cent. (Article 235 ter ZC of the CGI) is also applicable. This contribution is calculated on the amount of corporate tax, with an allowance of EUR 763,000 for each 12-month period. However, entities that have a turnover of less than EUR 7,630,000 and whose share capital is fully paid-up and continuously held as to at least 75 per cent. by individuals (or by an entity meeting all of these requirements) are exempt from this contribution.
(b)

Capital gains

The disposal of Bonds gives rise to a gain or loss to be included in taxable income.

The amount of the gain or loss is equal to the difference between the disposal price and the acquisition price of the Bonds plus, if applicable, the amount of any redemption premium already taxed and not as yet received; such amount shall be included in pre-tax income and subject to corporate tax at the rate of 331/3 per cent. In addition, a surcharge equal to 3 per cent. of the corporate tax (Article 235 ter ZA of the CGI) is levied and, where applicable, the social contribution of 3.3 per cent. (Article 235 ter ZC of the CGI) are also levied.

(c)	Conversion and/or exchange of the Bonds into A Shares See Paragraph 2.6.6. ("Tax regime on conversion or exchange").

2.3.18.2 Non-French tax residents

(a)	Income tax interest and redemption premiums

Bonds issued by French legal entities and denominated in Euro are deemed to be issued outside ofFrance for the purpose of Article 131 quater of the CGI ( Bulletin Officiel des Impôts 5 I-11-98, Instruction dated 30 September 1998). As a result, interest that is paid on the Bonds to persons who are resident for tax purposes, or who have their registered office, outside the French Republic is exempt from the withholding provided in Article 125-A-III of the CGI. Interest on the Bonds is also exempt from social contributions pursuant to Articles 1600-0 C et seq. of the CGI.

(b)	Capital gains

Persons who are not domiciled in France for tax purposes within the meaning of Article 4 B of the CGI, or whose registered office is located outside France, are not subject to capital gains tax upon disposals of securities, provided that these securities are not listed in the assets of a permanent establishment or a fixed base located in France.

(c)	Conversion or exchange of the Bonds into A Shares See Paragraph 2.6.6. ("Tax regime on conversion or exchange").

2.4 ADMISSION TO LISTING, TRADING

2.4.1 Listing

Application has been made to list the Bonds on the Premier Marché of Euronext Paris S.A. Listing is expected to take place on the settlement date of the Bonds under Sicovam Code 18840.

No application for listing on any another market is anticipated.

2.4.2 Restrictions on the transferability of the Bonds

No restrictions are imposed by the terms and conditions of the issue on the transferability of the Bonds.

Non-binding free translation into English for information purposes only Original in French

2.4.3 Listing of similar securities

As at the date hereof, Pechiney has not issued any securities of the same category.

2.5 GENERAL INFORMATION CONCERNING THE BONDS

2.5.1 Paying agent

BNP Paribas Securities Services S.A. or, f applicable,i a substitute designated pursuant to the applicable paying agency agreement, will centralise the administrative services and the fiscal and paying agent services for the Bonds (payment of interest, redemption of the Bonds at maturity, centralisation of requests for conversion, etc.).

2.5.2 Courts having jurisdiction in the event of a dispute

Disputes in which Pechiney is the defendant will be submitted to the jurisdiction of the courts of the locality in which Pechiney’s registered office is located. Other disputes will be submitted to the jurisdiction of a court to be designated in accordance with the nature of the dispute, unless otherwise provided by the French Code of Civil Procedure (Nouveau Code de Procédure Civile).

2.5.3 Use of proceeds

The funds raised will permit Pechiney to improve the structure of its existing indebtedness and to finance growth projects, in particular Pechiney’s AP50 smelter project which, as Pechiney announced on 7 March 2002, has made significant progress with respect to its future launch. This issue will allow Pechiney to lengthen the maturity of a portion of its debt, diversify its sources of indebtedness and reduce its average cost of funding.

2.6 CONVERSION AND/OR EXCHANGE OF BONDS INTO A SHARES

2.6.1 Nature of the conversion and/or exchange right

Bondholders shall have the right, at any time from the 40th day following the settlement date of the Bonds (i.e., from 21 May 2002) until the seventh business day preceding the redemption date (i.e., until a date expected to be 20 December 2006) to receive, at the option of Pechiney, new and/or existing A Shares (the "Conversion/Exchange Right"), which will be delivered by way of set-off against amounts owed under the Bonds, subject to the provisions of paragraph 2.6.7.5 ("Treatment of fractional entitlements"). The A Shares shall be delivered in accordance with the last clause of paragraph 2.6.4 ("Exercise of the Conversion/Exchange Rights").

Pechiney may, at its option, deliver new and/or existing A Shares, subject to the provisions of paragraph 2.6.4 ("Exercise of the Conversion/Exchange Rights").

By a decision of the general shareholders’ meeting held on 28 March 2002, Pechiney was authorised, pursuant to article L.225-209 et seq. of the French Commercial Code, and for a period of 18 months from 28 March 2002, to purchase its own A Shares and B shares, in an amount of up to 10 per cent. of its share capital. This share purchase programme was described in a prospectus (note d’information) approved by the Commission des opérations de bourse on 8 March 2002 under number 02-219.

At 30 January 2002, after accounting for all the shares repurchased by Pechiney, Pechiney and its subsidiaries held a total of 3,540,565 A Shares and 14,099 B shares, giving a total of 3,554,664 shares; at the same date, after accounting for the issue on 24 January 2002 of 855,227 new A Shares, these shares represented 4.31 per cent. of Pechiney’s total share capital. Of this amount, 2,571,995 shares, representing 3.12 per cent. of Pechiney’s total share capital at that date, were held by Pechiney, for a total value of

Non-binding free translation into English for information purposes only Original in French

EUR 109 million, and the remaining 982,669 A Shares, representing 1.19 per cent. of Pechiney’s share capital at the same date, were held by Pechiney Nederland NV, a subsidiary of Pechiney.

2.6.2 Suspension of Conversion/ Exchange Rights

In the event of a share capital increase, an issue of securities conferring rights to receive A Shares, a merger (fusion) or spin-off (scission) or any other financial transaction conferring preferential subscription rights or providing for a priority subscription period for the benefit of existing shareholders of Pechiney, Pechiney shall be entitled to suspend the Conversion/Exchange Rights for a period not exceeding three months. However, any such suspension will not affect the Conversion/Exchange Rights of the Bondholders in respect of Bonds called for redemption within the exercise period provided for in paragraph 2.6.3 ("Exercise period and Conversion/Exchange Ratio").

A notice will be published in the Bulletin des Annonces légales obligatoires, at least 15 days prior to the date on which any such suspension comes into force, to inform the Bondholders of the dates of the beginning and end of the suspension of the Conversion/Exchange Rights. This information will also be published in a financial newspaper with a national circulation in France and in a notice (avis) to be issued by Euronext Paris S.A.

2.6.3 Exercise period and Conversion/Exchange Ratio

The Bondholders may request the conversion and/or exchange of the Bonds for A Shares at any time from the 40th day following the settlement date of the Bonds (i.e., from 21 May 2002) until the seventh business day preceding the redemption date (i.e., a date that is expected to be 20 December 2006), at a ratio of one A Share per Bond (the "Conversion/Exchange Ratio"), subject to the provisions of paragraph 2.6.7 ("Maintenance of Bondholders’ rights").

Pechiney may deliver, at its option, new and/or existing A Shares.

With respect to Bonds redeemed at or prior to maturity, the Conversion/Exchange Rights shall expire at the end of the seventh business day preceding the redemption date.

Any Bondholder that has not exercised its Conversion/Exchange Rights prior to such date will receive the redemption price calculated in accordance with paragraph 2.3.7.1 ("Redemption at maturity") or paragraph 2.3.7.3 ("Early redemption at the option of Pechiney"), as the case may be.

2.6.4 Exercise of the Conversion/Exchange Rights

To exercise their Conversion/Exchange Rights, Bondholders must send a request to the intermediary with whom their Bonds are registered (inscrits en compte). BNP Paribas Securities Services S.A. will centralise all such requests. Any request for the exercise of Conversion/Exchange Rights received by BNP Paribas Securities Services S.A. in its capacity as centralising agent during a calendar month (an "Exercise Period") will take effect on the earlier of the following two dates (each, an "Exercise Date"):

(i)	the last business day of such calendar month; and

(ii)	the seventh business day preceding the date set for redemption.

In respect ofBonds having the same Exercise Date, Pechiney shall be entitled, at its option, to choose between:
the conversion of Bonds into new A Shares; the exchange of Bonds for existing A Shares; or the delivery of a combination of new and existing A Shares.

Non-binding free translation into English for information purposes only Original in French

All Bondholders to whom the same Exercise Date applies will be treated equally and will have their Bonds converted and/or exchanged, as the case may be, in the same proportions, subject to any rounding adjustments.

Bondholders will receive A Shares on the seventh business day following the Exercise Date.

2.6.5 Rights of Bondholders to payments of interest on the Bonds and dividends on A Shares delivered

Upon exercise of the Conversion/Exchange Rights (including early redemption of Bonds by Pechiney prior to maturity in accordance with paragraph 2.3.7.3 ("Early redemption at the option of Pechiney")), no interest will be payable to Bondholders in respect of the period from the last interest payment date preceding the Exercise Date to the date on which the relevant A Shares are delivered.

The rights attached to new A Shares issued as a result of a conversion of the Bonds are set out in paragraph 2.7.1.1 ("New A Shares to be issued on conversion") below.

The rights attached to existing A Shares delivered as a result of an exchange of the Bonds are set out in paragraph 2.7.1.2 ("Existing A Shares to be delivered upon exchange") below.

2.6.6 Tax regime on conversion or exchange

Under current French legislation, the following tax regime applies:

2.6.6.1 French tax residents

2.6.6.1.1 Individuals holding securities as part of their private assets

The conversion of the Bonds into new A Shares and/or exchange of the Bonds for existing A Shares is not considered a transfer for value. Any capital gain resulting from such conversion will have the benefit of the tax deferral provided for by Article 150-0 B of the CGI.

In the event of a subsequent transfer of A Shares, the net capital gain, calculated on the basis of the acquisition price or value of the Bonds (Article 150-0 D 9 of the CGI) is subject to capital gains tax as applicable to the transfer of securities.

To the extent that they are subject to tax, such capital gains are taxed at the rate of 26 per cent. (consisting of income tax of 16 per cent., general social contribution of 7.5 per cent., social levy of 2 per cent. and social debt repayment contribution of 0.5 per cent.).

2.6.6.1.2 Legal entities subject to corporate tax

(1)	Regime applicable to the conversion of Bonds into new A Shares
Capital gains made or losses incurred upon the conversion of the Bonds into new A Shares by legal entities that are French residents for corporate tax purposes have the benefit of the tax deferral provided for in Article 38-7 of the CGI and accordingly are included in income for the fiscal year during which the A Shares received upon conversion are disposed of.

Accordingly, upon subsequent transfer of the A Shares delivered upon conversion, any capital gain or loss attributed to such transfer is calculated on the basis of the value for tax purposes that the Bonds were deemed to have had for the transferor.

Subject to a penalty equal to 5 per cent. of the sums deferred, legal entities that benefit from the tax deferral must satisfy the annual disclosure requirements provided for by Article 54 septies I and II of the CGI until the expiry of such deferral.

(2)	Regime applicable to the exchange of Bonds into existing A Shares

Non-binding free translation into English for information purposes only Original in French

The tax deferral regime does not apply to the exchange of Bonds for existing A Shares. In this case, any profit or loss resulting from an exchange will be subject to corporate tax under the conditions specified by French law as described in paragraph 2.3.18.1 ("French tax residents").

The same will apply in the case of delivery of both new and existing A Shares for a Bond.

2.6.6.2 Non-French tax residents

Capital gains realised on the conversion of Bonds into new A Shares and/or on the exchange of Bonds for existing A Shares by persons who are non-residents of France for tax purposes or whose registered office is located outside France are not subject to tax in France.

2.6.7 Maintaining of Bondholders’ rights

2.6.7.1 Issuer’s obligations

Pechiney undertakes, for as long as any Bonds are outstanding, not to redeem its share capital nor to alter the way it allocates its profits unless, prior thereto, it has taken all measures necessary to maintain the rights of Bondholders upon exercise of their Conversion/Exchange rights.

2.6.7.2 Capital reduction resulting from losses

In the event of a reduction of the share capital resulting from losses, whether by way of reduction in the nominal value per A Share or in the number of A Shares, the nominal value of the A Shares to be delivered to the Bondholders exercising their Conversion/Exchange Rights will be reduced accordingly, as if such Bondholders had been shareholders as from the date of issue of the Bonds.

2.6.7.3 Adjustment in the event of financial transactions

The rights of Bondholders will be maintained by applying the following adjustments to the Conversion/Exchange ratio, from the date of this issue up to the maturity date or date of early redemption, if Pechiney carries out any of the following:

  an issue of securities with listed preferential subscription rights;
  an increase in share capital by capitalisation of reserves, profits or share premiums and distribution of free A Shares, or the subdivision or consolidation of A Shares;
  the capitalisation of reserves, profits or share premiums by increasing the nominal value of the A Shares;
  the distribution of reserves in cash or in securities;
  the free distribution to shareholders of Pechiney of any financial instruments giving access, directly or indirectly, to the shares of Pechiney;
  a takeover, merger or spin-off;
  the repurchase by Pechiney of its own A Shares at a price higher than the market price; or
  the distribution of an exceptional dividend.

In the event of adjustments carried out in accordance with paragraphs 1 to 8 below, the new Conversion/Exchange Ratio will be rounded up to the nearest one-thousandth (with 0.0005 being rounded up to the nearest one-thousandth, i.e. 0.001). Any subsequent adjustments will be carried out on the basis of such new Conversion/Exchange Ratio as adjusted and rounded up. However, because only whole numbers of A

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Shares may be delivered upon conversion or exchange, fractional entitlements will be settled as specified below (see paragraph 2.6.7.5 ("Treatment of fractional entitlements")).

(1)	If Pechiney carries out a financial transaction with listed preferential subscription rights, the new Conversion/Exchange Ratio applicable to the A Shares will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:

Price of Shares ex-subscription right + value of the
subscription right

Price of A Shares ex-subscription right

For the purposes of calculating this formula, the price of the A Shares ex-subscription right and the value of the subscription right will be determined on the basis of the average of the opening prices quoted on Euronext Paris S.A. (or, if the A Shares and/or rights are not listed on Euronext Paris S.A., on any other regulated or similar market on which both the A Shares and subscription rights are listed) on each stock exchange trading day falling in the subscription period during which the A Shares e x-subscription rights and the subscription right are simultaneously quoted.

(2)	If Pechiney increases its share capital by capitalisation of reserves, profits or share premiums and distributes free shares, or subdivides or consolidates its shares , the new Conversion/Exchange Ratio applicable to the A Shares will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:

Number of A Shares existing after the transaction

Number of A Shares existing before the transaction

(3)	If Pechiney increases its share capital by means of a capitalisation of reserves, profits or share premiums by increasing the nominal value of the A Shares, the Conversion/Exchange Ratio will not be adjusted but the nominal value of the A Shares which may be delivered to Bondholders upon exercise of Conversion/Exchange Rights will be increased accordingly.

(4)	If Pechiney distributes reserves or premiums in the form of cash or securities, the new Conversion/Exchange Ratio applicable to the A Shares will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:

Price of A Shares before distribution

Price of A Shares before distribution less the cash amount
distributed per A Share or the value of the securities
distributed in relation to each A Share

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For the purposes of calculating this formula:

  the price of the A Shares before the distribution will be calculated on the basis of the average of the opening prices quoted on Euronext Paris S.A. (or, if the A Shares are not listed on Euronext Paris S.A., on any other regulated or similar market on which the A Shares are listed) for 20 consecutive stock exchange trading days on which the A Shares are quoted chosen by Pechiney from the 40 stock exchange trading days preceding the date of distribution; and
  the value of securities distributed per A Share will be calculated as above if the securities are quoted on a regulated or similar market. If the securities are not quoted on a regulated or similar market before the date of distribution, such value will be determined (i) if the securities are quoted during the 40 stock exchange trading days following their distribution, on the basis of the average of the opening prices quoted on such regulated or similar market for 20 consecutive stock exchange trading days on which the A Shares are quoted chosen by Pechiney from the 40 stock exchange trading days following the date of distribution, or (ii), in any other case, as determined in good faith and according to industry standards by an independent expert of international reputation chosen by Pechiney.
(5)	If Pechiney carries out a free distribution of financial instruments other than A Shares, the new Conversion/Exchange Ratio applicable to the A Shares will be determined as follows:
	(a)	if the right to receive free distribution of financial instruments is listed on Euronext Paris S.A., the Conversion/Exchange Ratio in effect prior to the relevant transaction will be multiplied by the following formula:

Price of the A Shares e x-free distribution right + price of the free distribution right

Price of the A Shares e x-free distribution right

For the purposes of calculating this formula, the price of the A Shares ex-free distribution right and of the free distribution right will be determined on the basis of the average of the opening prices quoted on Euronext Paris S.A. (or, if the A Shares and/or the rights are not listed on Euronext Paris S.A., on any other regulated or similar market on which the A Shares and free distribution rights are both listed) of the A Shares and the free distribution right on the first 10 stock exchange trading days on which the A Shares and the free distribution rights are simultaneously quoted. In the event that this average is calculated on the basis of less than five separate quoted prices, the calculation must be validated or made by an independent expert chosen by Pechiney;
(b)

if the right to receive the free distribution is not listed on Euronext Paris S.A., the Conversion/Exchange Ratio in effect prior to the relevant transaction will be multiplied by the following formula:

Price of the A Shares e x-free distribution right +
value of the financial instruments allotted with
respect to each A Share

Price of the A Shares e x-free distribution right

For the purposes of calculating this formula, the price of the A Shares ex-free distribution right and of the financial instruments allotted with respect to each A Share, if the latter are quoted on a regulated or similar market, will be determined on the basis of the average of

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the opening prices quoted during 10 consecutive stock exchange trading days following the date of distribution of such financial instruments during which the A Shares and the allotted financial instruments are simultaneously listed. If the financial instruments are not listed on a regulated or similar market, their value will be determined in good faith and according to industry standards by an independent expert chosen by Pechiney.

(6)	In the event that Pechiney is taken over by another company (absorption) or merges with one or mo re companies to form a new company (fusion) or in the event of a spin-off (scission), the Bonds will be convertible and/or exchangeable for shares of the acquiring or new company or of the companies benefitting from the spin-off.

In such case, the new Conversion/Exchange Ratio will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the commencement of the relevant transaction by the ratio of exchange of A Shares against the shares of the acquiring or new comp any or the companies benefitting from the spin-off.

Such companies will be substituted respectively for Pechiney in applying the provisions set out above designed to maintain the rights of Bondholders, where applicable, in the case of financial or securities transactions so as to ensure generally that the legal, regulatory and contractual rights of Bondholders are preserved.

(7)	In the event of a purchase by Pechiney of its own A Shares at a price higher than the market price, the new Conversion/Exchange Ratio shall be determined by multiplying the Conversion/Exchange Ratio in effect before the commencement of such purchase by the following ratio, calculated to the nearest hundredth of a share:

Price of the A Shares + Pc % x (Purchase price - Price of the A Shares)

Price of the A Shares

Where:

"Price of the A Shares" means the arithmetic average of the opening quoted prices of the A Shares on the Premier Marché of Euronext Paris S.A. over 10 consecutive stock exchange trading days chosen from the 20 stock exchange trading days preceding the purchase (or the first possibility to purchase).

"Pc %" means the percentage of capital purchased.

"Purchase price" means the price at which the A Shares are effectively purchased (which, by definition, will be higher than the market price).

(8)	If Pechiney pays an Exceptional Dividend (as defined below), the new Conversion/Exchange Ratio will be calculated as set out below.

For the purpose of this paragraph 8, the term "Exceptional Dividend" means any dividend paid in cash or in kind to shareholders, where the total amount of such dividend (without taking into account any tax credit (avoir fiscal)) (the "Relevant Dividend") and of all other cash dividends or dividends in kind paid to shareholders during the same financial year of Pechiney (without taking into account the related tax credits, if any) (the "Previous Dividends") represents a Ratio of Distributed Dividends (as defined below) of more than 5 per cent.

For purposes of the preceding paragraph, the term "Ratio of Distributed Dividends" means the sum of the ratios obtained by dividing the Relevant Dividend and each Previous Dividend by Pechiney’s

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average market capitalisation on the day preceding the corresponding distribution date. The market capitalisation to be taken into account is equal to (x) the closing price of the A Shares on Euronext Paris S.A. on the day preceding the date of distribution of the Relevant Dividend or of each Previous Dividend multiplied by (y) the respective number of A Shares existing on each of such dates. Any dividends or fractions of dividends leading to an adjustment of the Conversion/Exchange Ratio by virtue of paragraphs 1 to 7 above shall not be taken into account for the purpose of this provision. The formula to be used to calculate the new Conversion/Exchange Ratio in the event of payment of an Exceptional Dividend is as follows:

NRA = RA x (1 + RDD - 3 per cent.)

where:

"NRA" means the new Conversion/Exchange Ratio;

"RA" means the last Conversion/Exchange Ratio in effect before the distribution of the Relevant Dividend; and

"RDD" means the Ratio of Distributed Dividends as defined above;

it being understood that any dividend paid between the payment date of a Relevant Dividend (i.e., an Exceptional Dividend) and the end of the same financial year of Pechiney (an Additional Dividend) will lead to an adjustment using the following formula:

NRA = RA x (1 + RDS).

where:

"RDS" means the ratio obtained by dividing (i) the Additional Dividend (excluding any portion of such dividend giving rise to the calculation of a new Conversion/Exchange Ratio pursuant to paragraphs 1 to 7 above), excluding any tax credits, by (ii) the market capitalization of Pechiney, defined as (x) the price of the A Shares on Euronext Paris S.A. on the day before the date of distribution of the Additional Dividend multiplied by (y) the number of A Shares outstanding on such date.

(9)	If Pechiney carries out transactions in respect of which an adjustment under paragraphs 1 to 8 above has not been provided for and where subsequent French law or regulations would require an adjustment, Pechiney will carry out such adjustment in accordance with the applicable laws and regulations and relevant market practices in effect in France at such time.

Any such adjustments shall be carried out such that the A Shares to be delivered upon exercise of the Conversion/Exchange Rights following such transaction shall have the same value as the A Shares that would have been delivered upon exercise of the Conversion/Exchange Rights prior to such transaction.

For the avoidance of doubt, it is understood that the provisions of Alinéa 5 of Article L.225-162 of the French Commercial Code shall not apply to the Bonds.

Pechiney’s Board of Directors shall report on the components of the calculation and on the results of any adjustment in the annual report following any adjustment provided in paragraph 2.6.7.3.

2.6.7.4 Publication of information in the event of an adjustment

In the event of an adjustment, Bondholders will be notified of the new Conversion/Exchange Ratio by a notice published in the Bulletin des Annonces légales obligatoires, in a financial newspaper with a national circulation in France and via a notice (avis) issued by Euronext Paris S.A.

2.6.7.5 Treatment of fractional entitlements

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Each Bondholder exercising its Conversion/Exchange Rights under the Bonds will receive a number of A Shares calculated by multiplying the total number of Bonds submitted for conversion and/or exchange by the Conversion/Exchange Ratio in effect on such day.

If the resulting number of A Shares is not a whole number, the Bondholder may request the delivery of either:

  the next lowe r whole number of A Shares; in which case the Bondholder will receive a cash payment equal to the value of the remaining fractional A Share, calculated on the basis of the opening share price quoted on Euronext Paris S.A. on the last stock exchange trading day of the Exercise Period during which A Shares were quoted; or
  the next higher whole number of A Shares, provided that, in such case, such Bondholder pays to Pechiney an amount equal to the value of the additional fractional A Share requested, calculated on the basis set out in the preceding paragraph.

If the Bondholder fails to specify either option, it will receive the next lowe r whole number of A Shares plus a cash payment as described above.

2.6.8 Notices to Bondholders

If Pechiney carries out a transaction with preferential subscription rights for its shareholders, the Bondholders will be notified prior to the commencement of such transaction by a notice published in the Bulletin des Annonces légales obligatoires, in a financial newspaper with general circulation in France and by a notice (avis) issued by Euronext Paris S.A.

2.6.9 Effect of conversion and/or exchange on existing shareholders

The information provided below, together with the terms and conditions of the transaction, will be included in the additional report ( rapport complémentaire) prepared in accordance with Articles 155-2 and 155-3 of French decree number 67-236 of 23 March 1967. This additional report, together with the additional report of the statutory auditors, will be made available to shareholders at the registered office of Pechiney for the periods required by French law and will be brought to their attention at the next general shareholders’ meeting.

For informational purposes, assuming that all Bonds are converted into new A Shares, the tables below show the effect of this issue and of the conversion of the Bonds into new A Shares as follows:

(1)	The effect of this issue and of the conversionof the Bonds into new A Shares on the percentage shareholding of a shareholder who held a 1 per cent. interest in Pechiney’s share capital prior to this issue and who did not subscribe for the Bond is as follows. This calculation is made on the basis of the number of A Shares outstanding as at 30 January 2002:

Percentage Shareholding
Prior to the issue of the Bonds	1.00
Following issue and conversion of 6,877,076 Bonds	0.94
Following issue and conversion of 7,908,636 Bonds (assuming that the maximum number of Bonds is issued)	0.91

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(2)	The effect of this issue and conversion of the Bonds into new A Shares on the proportion of consolidated shareholders’ equity as at 31 December 2001 attributable to the holder of one A Share who does not subscribe for the Bonds is as follows:

Portion of Share Capital(1)
Prior to the issue of the Bonds	EUR 41.16
Following issue and conversion of 6,877,076 Bonds	EUR 43.79
Following issue and conversion of 7,908,636 Bonds (if the maximum number of Bonds is issued)	EUR 44.15

(1) Excluding minority interests.

In the event that all of the Bonds are exchanged for existing A Shares, the position of existing shareholders of Pechiney will not be affected, except that the voting rights with respect to A Shares delivered by Pechiney to Bondholders will be reinstated.

2.7 A SHARES DELIVERED UPON EXERCISE OF THE CONVERSION/EXCHANGE RIGHT

2.7.1 Rights attached to the A Shares to be delivered

2.7.1.1 New A Shares to be issued on conversion

New A Shares issued upon conversion of the Bonds will be subject to all provisions of Pechiney’s articles of association (statuts) and will carry full rights as of the first day of the financial year in which the Exercise Date occurs, such that the holders thereof will be entitled to all dividends due in respect of the financial year in which the conversion takes place. Such A Shares will entitle their holders, in respect of such financial year and the following financial years, to the same dividend as that paid in respect of other A Shares with equivalent dividend rights (assuming the same nominal value). As a result, they will be fully assimilated to such A Shares from the date of payment of the dividend relating to the preceding financial year, or if no dividend is distributed, following the annual general meeting called to approve the accounts of that financial year.

2.7.1.2 Existing A Shares to be delivered upon exchange

Any existing A Shares to be delivered upon exchange of the Bonds will be ordinary outstanding A Shares, carrying full rights as from the date of their delivery to the Bondholder, such that the holder thereof will be entitled to all dividends paid from the date of their delivery to the Bondholder. They will have all rights attached to the A Shares as from the date of delivery to the holder, provided that if the A Shares are traded ex-dividend between the Exercise Date and the delivery date, Bondholders shall not be entitled to such dividend or to any compensation therefor.

2.7.1.3 General provisions

In addition to the voting rights provided for by law, each new or existing A Share entitles its holder to an interest in Pechiney’s assets, profits and liquidation surplus, in proportion to the number and the nominal value of the existing A Shares, taking into account, as applicable, any redeemed or unpaid portion of Pechiney’s share capital, the nominal amount of A Shares and, if applicable, the respective rights pertaining to shares of different classes.

Such A Shares are also subject to the provisions of Pechiney’s articles of association (statuts).

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Dividends are subject to a five-year statute of limitations, for the benefit of the French State.

2.7.2 Transferability of the A Shares

No provision in Pechiney’s articles of association (statuts) limits the transferability of Pechiney’s shares.

2.7.3 Nature and form of the A Shares

The A Shares shall be either in registered or dematerialised bearer book-entry form, at the option of the shareholder.

A Shares held in either form are required to be inscribed in book-entry form in accounts (inscrites en compte) maintained by Pechiney or its agent and/or an authorised intermediary. The A Shares are required to be inscribed in book-entry form in accounts held, as the case may be:

  by BNP Paribas Securities Services S.A. acting on behalf of Pechiney, in respect of fully registered A Shares (nominatifs purs);
  by an authorised financial intermediary selected by the shareholder, and by BNP Paribas Securities Services S.A. acting on behalf of Pechiney, in respect of A Shares in administered registered form (nominatifs administrés); and
  by an authorised financial intermediary selected by the shareholder in respect of A Shares in bearer form (au porteur).

2.7.4 Taxation of A Shares

The following provisions summarise the tax consequences that may apply to investors under current French legislation. Individuals and corporate entities should nevertheless consult their usual tax advisers for details of the tax regime that applies to their particular case.

Non-French tax residents must comply with the tax laws applicable in the jurisdiction or state in which they are resident.

2.7.4.1 French Tax Residents

(1)	Individuals holding French A Shares as part of their private assets
	(a)	Dividends

Dividends paid by French companies, including a tax credit (avoir fiscal) of 50 per cent., are treated as income from securities for purposes of calculating the taxpayer’s total income. For (i) married couples subject to joint taxation and (ii) couples subject to joint taxation commencing with the income assessment for the year in which the third anniversary of the registration of a union agreement (pacte civil de solidarité), defined in Article 515-1 of the Code civil, takes place, dividends currently benefit from an annual allowance of EUR 2,440. For single persons, widows or widowers, divorcees or married persons subject to separate taxation, the annual allowance is EUR 1,220. The allowance does not apply to taxpayers liable to income tax at marginal tax rate.

Dividends, as well as related tax credits, are included in taxable income, which is subject to income tax at a progressive rate. In addition, the following apply without any allowance:

  a general social contribution of 7.5 per cent., of which 5.1 per cent. is deductible from taxable income;
  a social contribution of 2 per cent.; and

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  a social debt repayment contribution of 0.5 per cent.

The tax credit attached to dividends is offset against the total amount of income tax payable or subject to reimbursement if it exceeds the amount of income tax.

(b)	Capital gains

Pursuant to Article 150-0 A of the CGI, capital gains realised by individuals will be subject to the following taxation, applicable as of the first Euro of such gains, where the aggregate amount of disposals of securities realised per tax household exceeds the threshold of EUR 7,650 per year:

  income tax at the rate of 16 per cent. (Article 200 A -2 of the CGI);
  a general social contribution of 7.5 per cent.;
  a social contribution of 2 per cent.; and
  a social debt repayment contribution of 0.5 per cent.

Capital losses incurred in any one year can only be set off against capital gains of the same type realised in the year of the disposal or in the five following years where, for the year in which capital losses are incurred, disposals were in excess of EUR 7,650.
(c)	Special regime for share saving plans

Shares issued by French companies are eligible to be held as assets in share savings plans (Plans d’Epargne en Actions), established by French Law no. 92-666 of 16 July 1992.

Subject to certain conditions, the dividends received and the capital gains realised are exempt from income tax, but remain subject to the general social contribution, the social levy, and the social debt repayment contribution.

The table below summarises the different taxes applicable depending on the term of the share savings plan:

Term of the share savings plan	Social levy	General social contribution	Social debt repayment contribution	Income tax	Total
Less than 2 years	2.0%	7.5%	0.5%	22.5%	32.5% (1)
Between 2 and 5 years	2.0%	7.5%	0.5%	16.0%	26.0%. (1)
More than 5 years	2.0%	7.5%	0.5%	0.0%	10.0%

(1) As a percentage of the aggregate proceeds in the event that the threshold for disposals is exceeded.

(2)	Corporate/legal entities subject to corporation tax
(a) Dividends
Dividends received by legal entities subject to corporation tax, together with a tax credit equal to 15 per cent. of the value of dividends paid, are included in taxable income that is subject to corporation tax at the rate of 33 1/3 per cent. In addition, a surcharge equal to 3 per cent. of the corporation tax is levied (Article 235 ter ZA of the CGI). The tax credits may be increased by an amount equal to 70 per cent. of any précompte actually paid by the company that distributes the dividends, other than any précompte due by reason of a distribution paid out from the long-term capital gains reserve.

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A social contribution of 3.3 per cent. is also applicable (Article 235 ter ZC of the CGI). This contribution is calculated on the amount of corporation tax, less an allowance of EUR 763,000 for each 12-month period. However, companies that have a turnover of less than EUR 7,630,000 and whose share capital is fully paid-up and continuously held as to at least 75 per cent. by individuals (or by a company meeting these requirements) are exempt from this contribution. For such companies, with respect to the first EUR 38,120 of taxable income for each 12-month period, the tax rate is 25 per cent. for financial years commencing in or before 2001 and 15 per cent. for those commencing after 1 January 2002.

If a company satisfies the conditions above and has opted for the parent company tax regime pursuant to Articles 145 and 216 of the CGI, any dividends received are excluded from such company’s tax base, other than a portion corresponding to fees and expenses equal to 5 per cent. of the gross amount of such dividend (tax credit included). The tax credits attaching to these dividends cannot be set off against corporation taxes but may be set off for five years against the précompte, in which case the tax credit is equal to 50 per cent. of the dividends received.

(b)	Capital gains

Disposals of shares other than participating shares give rise to a gain or loss which must be included in taxable income, subject to corporate tax at the rate of 33 1/3 per cent. In addition, a supplement equal to 3 per cent. of the corporation tax is levied (Article 235 ter ZA of the CGI) and, where applicable, the social contribution of 3.3 per cent. (Article 235 ter ZC of the CGI) is levied.

Capital gains arising from the disposal of A Shares that are characterised as participating shares, or that are treated for tax purposes as participating shares, are eligible for the long-term capital gains regime provided that such A Shares have been held for at least two years. Such disposals are taxable at the rate of 19 per cent. (or, if applicable, at the rate of 15 per cent., with respect to up to EUR 38,120 of taxable income for each 12-month period commenced after 1 January 2002, for companies that fulfil the conditions described in paragraph 2.7.4.1.2 (a) above), provided that the obligation to book a special reserve for long-term capital gains has been complied with. In addition, a supplement equal to 3 per cent. of the corporation tax is levied (Article 235 ter ZA of the CGI) and, where applicable, the social contribution of 3.3 per cent. (Article 235 ter ZC of the CGI) is levied.

Among other things, shares accounted for as participating shares and, subject to certain conditions, A Shares purchased pursuant to a public take-over bid or exchange offer, as well as shares that benefit from the parent company tax regime or whose acquisition price is at least equal to EUR 22,800,000, are considered to be participating shares .

2.7.4.2 Non-French tax residents

(a)	Dividends

Dividends distributed by companies having a registered office in France are subject to withholding tax of 25 per cent. when the beneficiary’s tax domicile or registered office is outside France.

Under certain conditions, under applicable international tax treaties or pursuant to Article 119 ter of the CGI, such withholding tax may be reduced or eliminated and the tax credit ( avoir fiscal) may be transferred.

As an exception, dividends from a French source paid to persons who do not have a tax domicile or registered office in France and that entitle the recipient to transfer the tax credit pursuant to a tax treaty for the avoidance of double taxation shall only be subject to withholding tax at the reduced rate provided for in the treaty; provided, among other things, that the relevant persons demonstrate, prior to

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the date of payment of the dividends, that they are not French tax residents within the meaning of the relevant treaty (Bulletin Officiel des Impôts 4-J-1-94, instruction of 13 May 1994). The tax credit is, where applicable, refunded subject to the deduction of the applicable withholding tax at the rate provided for in the tax treaty.

(b)	Capital gains
Persons who are not domiciled in France for tax purposes within the meaning of Article 4 B of the CGI or whose registered office is located outside France are not subject to capital gains tax upon disposals of A Shares, provided that such persons have not held, directly or indirectly, either individually or together with family members, at any time during the five years preceding the disposal, more than 25 per cent. of the profits of Pechiney, and provided that these securities are not listed in the assets of a permanent establishment or fixed base located in France.

2.7.5 Listing of new A Shares

Application will be made from time to time to list any new A Shares issued as a result of conversion on the Premier Marché of Euronext Paris S.A. Existing A Shares that have been exchanged shall be immediately tradeable.

2.7.5.1 Assimilation of new A Shares

Application will be made to list any new A Shares issued as a result of conversion for trading on the Premier Marché of Euronext Paris S.A. as of the date of delivery, either directly on the same line with the existing A Shares or, initially, on a second line.

The A Shares are quoted on the Premier Marché of Euronext Paris S.A. (Sicovam code: 13290).

The A Shares are admitted to the Deferred Settlement System (Système de Règlement Différé (SRD)) and form part of the SBF 120 Index.

2.7.5.2 Other markets and listings

The A Shares are listed on the New York Stock Exchange in the form of American Depositary Shares (ADSs) on the basis of one share for two ADSs. Any new A Shares delivered upon conversion of Bonds will not be listed on the New York Stock Exchange.

In Europe, the A Shares are included in the Dow Jones Euro Stoxx Index.

In addition, the A Shares are traded in Euros in London on the SEAQ International system under the symbol PECHaq.L.

2.7.5.3 Trading volume and share price

The table below shows the share price and the volume of transactions in A Shares on the Premier Marché of Euronext Paris S.A. from July 2000 through March 2002.

		Average	Average value of
		Trading volume	Daily volume	High	Low
	Volume/Month	per session	(in thousands of EUR)	(in EUR)	(in EUR)

2000

July	6,072,635	303,632	14,410	50.55	43.50

August	6,080,670	264,377	13,173	52.30	47.40

September	4,722,948	224,902	11,014	52.50	43.50

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		Average	Average value of
		Trading volume	Daily volume	High	Low
	Volume/Month	per session	(in thousands of EUR)	(in EUR)	(in EUR)

October	7,109,965	323,180	13,453	47.00	37.90

November	5,506,211	250,282	10,855	46.58	40.20

December	4,420,697	232,668	11,020	49.21	42.89

2001

January	5,687,412	258,519	12,522	51.80	45.50

February	8,865,180	443,259	23,519	56.80	49.11

March	6,741,472	306,431	15,625	57.30	43.50

April	10,404,618	547,611	29,479	61.45	45.22

May	11,206,911	509,405	32,175	68.65	56.15

June	8,450,591	422,530	24,724	65.60	52.50

July	7,341,640	333,711	19,368	63.40	51.55

August	4,633,242	201,445	11,279	61.70	53.00

September	6,300,677	315,034	14,056	56.35	30.04

October	6,971,097	303,091	14,068	51.45	40.35

November	6,797,203	308,964	16,377	56.70	47.41

December	5,515,999	306,444	17,070	59.40	52.60

2002

January	6,012,852	273,311	16,458	63.25	57.05

February	14,662,373	733,119	48,585	63.80	57.20

March	7,403,262	370,163	22,158	61.95	58.10

Source: Monthly activity reports provided by Euronext

2.7.5.4 American Depositary Share ("ADS") price

The table below shows the price of the ADSs listed on the New York Stock Exchange from May 2000 through March 2002:

Month	High	Low
	(in USD)	(in USD)

2000

May	23.63	20.25
June	21.63	19.75
July	23.88	20.81
August	23.38	21.25
September	23.38	19.38
October	20.38	16.38

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Month	High	Low
	(in USD)	(in USD)

November	19.63	17.25

December	22.81	19.13

2001

January	23.90	21.13

February	25.65	23.53

March	26.30	19.70

April	27.35	20.35

May	30.00	26.25

June	27.85	23.10

July	26.80	23.30

August	26.20	23.80

September	24.80	16.05

October	23.00	18.65

November	25.10	21.40

December	26.05	24.00

2002

January	28.13	25.34

February	27.24	25.25

March	27.24	25.60

Source: Monthly activity reports provided by The Bank of New York

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CHAPTER III

GENERAL INFORMATION ON PECHINEY AND ITS SHARE CAPITAL

General information concerning Pechiney and its share capital can be found in the Annual Report, which was filed with the U.S. Securities and Exchange Commission ("SEC") on 18 March 2002. The information therein is correct at the date of this final prospectus, subject to the significant developments detailed below.

3.1 GENERAL INFORMATION CONCERNING PECHINEY

By adoption of resolution 17, the ordinary and extraordinary general shareholders’ meeting of Pechiney held on 28 March 2002 amended certain provisions of Pechiney’s by-laws to reflect the following: (i) the codification in Part II of the new French Commercial Code of the provisions of French Law no. 66-537 of 24 July 24 1966 relating to French corporations (ordinance no. 2000-912 of 18 September 2000); and (ii) the codification in the new French Financial and Monetary Code of the provisions of French Law No. 88-1201 of 23 December 1988 relating to collective vehicles for investment in securities, in particular, those governing employee mutual investment funds (ordinance no. 2000-1223 of 14 December 2000).

By adoption of resolution 18, the general shareholders’ meeting held on 28 March 2002 amended certain provisions of Pechiney’s by-laws in order to harmonise them with the new legal provisions governing the functioning of French corporations set forth in Law no. 2001-152 of 19 February 2001 regarding employee stock purchase plans, which were incorporated in the French Labour Code and the new French Commercial Code, as well as those set forth in Law no. 2001-420 of 15 May 2001, enacting new economic regulations (the "Law of 15 May 2001"), which were incorporated in the new French Commercial Code. The following discussion summaris es and explains these amended provisions of the by-laws:

1)	Registered intermediaries may, subject to certain conditions, represent shareholders who are not French residents, for whom they act as depositary, at a general shareholders’ meeting (See Annual Report, Item 10–Additional Information–Memorandum and Articles of Association–Attendance and Voting at Shareholders’ Meetings). An additional paragraph was included in Article 10 of the by-laws (which relates to the obligation to notify Pechiney when legal or statutory thresholds have been crossed) in order to extend this obligation to such registered intermediaries for all the shares they hold on behalf of shareholders (article 119, 3°, of the Law of 15 May 2001 amending article L.233-7 of the French Commercial Code) (See Annual Report, Item 10–Additional Information–Memorandum and Articles of Association–Requirements for Holdings Exceeding Certain Percentages).
2)	An additional paragraph was included in Article 27 (which relates to the admission of shareholders to general meetings) in order to permit registered intermediaries to represent shareholders who are not French residents for whom they act as depositary of bearer shares, and to vote such shares in proportion to the shareholding (article 119, 1°, of the Law of 15 May 2001 adding a new article L.225-107-1 to the French Commercial Code) (See Annual Report, Item 10 –Additional Information–Memorandum and Articles of Association Requirements for holdings exceeding certain percentages – Attendance and Voting at Shareholders’ Meetings).
3)	Paragraph 3.3 of Article 15 A).3. of Pechiney’s by-laws was amended in order to reflect changes required by the Law of 19 February 2001, regarding employee stock purchase plans. These provisions reduce the minimum number of shares required to be held by employees for them to be entitled to appoint a director representing employee shareholders from 5 per cent.of Pechiney’s share capital to 3 per cent. of Pechiney’s share capital (Article 24, first paragraph, of the Law of 19 February 2001 regarding employee stock purchase plans amending Article L.225-23 of the French Commercial Code).

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4)	The amendments to the second paragraph of Article 29 (relating to the agenda at shareholders’ meetings) are designed to reflect the new provisions enabling Pechiney’s workers’ committee to propose resolutions to be included on the agenda for shareholders’ meetings (Article 99 of the Law of 15 May 2001 incorporated in article L.432-6-1 of the French Labour Code).
5)	The amendments to the first paragraph of Article 32 (relating to the composition of the Executive Committee) reflect the fact that the ability of the board of directors to appoint a "Vice-President" has been deleted from Article 17. These amendments also grant the chairman of the board of directors all powers necessary to ensure that Pechiney’s governing bodies are functioning properly, and in particular that the shareholders’ meeting is held correctly if he is unable to chair the meeting.
6)	The amendments to the second paragraph of Article 36 (relating to powers of the ordinary shareholders’ meeting) provide that Pechiney’s consolidated financial statements now fall within the powers of the ordinary shareholders’ meeting (Article 118 of the Law of 15 May 2001 amending article L.225-100 of the French Commercial Code). However, the new provisions provide only that the financial statements will be submitted to and discussed by the shareholders (Article 118 of the Law of 15 May 2001 amending Article L.225-100 of the French Commercial Code), since, following the introduction of the Law of 15 May 2001, there is no provision that requires the express approval of the consolidated financial statements by the general shareholders’ meeting (unlike the non-consolidated parent company accounts, which require approval prior to the distribution of a dividend, i.e. Article L.225-100 of the French Commercial Code remains unchanged).

3.2 GENERAL INFORMATION CONCERNING PECHINEY’S SHARE CAPITAL

3.2.1 Share Capital

At its meeting on 30 January 2002, Pechiney’s board of directors noted, pursuant to the provisions of the third paragraph of article L.225-178 of the French Commercial Code, that Pechiney’s share capital had increased from EUR 1,244,174,147.50 to EUR 1,244,799,397.50 following an issuance during 2001 of 41,000 new A Shares, each with a par value of EUR 15.25. This increase resulted from the exercise of stock options granted by Pechiney on 26 June 1996, pursuant to the authorisation granted by the general shareholders’ meeting of 29 March 1996. Pechiney’s share capital at 31 December 2001 therefore increased from EUR 1,244,174,147.50 to EUR 1,244,799,397.50, divided into 80,535,146 A Shares and 1,091,044 B shares, each of which is fully paid-up and has a par value of EUR 15.25.

In addition, on 14 December 2001 the board of directors set the final terms of a capital increase, which was carried out pursuant to the authorisation granted by resolution 13 of the general shareholders’ meeting of 29 March 2001. This resolution permitted the board to increase the share capital on one or more occasions over a period of five years, subject to a maximum aggregate nominal amount of EUR 50 million, without preferential subscription rights for the benefit of the employees of Pechiney or of its French foreign affiliates within the meaning of article L.225-180 of the French Commercial Code which participate in the group savings plan. In accordance with the provisions of the third paragraph of article L.225-178 IV of the French Commercial Code, the share capital was increased on 24 January 2002, upon closing of the employee offering approved on 14 December 2001, from EUR 1,244,799,397.50 to EUR 1,257,842,371.75 by the issuance of 855,277 new A Shares, each of which is fully paid-up and has a par value of EUR 15.25.

As a result, Pechiney’s share capital at 31 December 2001 increased from EUR 1,244,174,147.50 to EUR 1,244,799,397.50, divided into 80,535,146 A Shares and 1,091,044 B shares, each of which is fully paid-up and has a par value of EUR 15.25.

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The following table shows the breakdown of Pechiney’s share capital and voting rights as of 24 January 2002, based on information received by Pechiney at 31 December 2001 from shareholders exceeding the legal threshold set forth in the first paragraph of article L.233-7 of the French Commercial Code:

		Percentage	Percentage
	Number of	of share	of voting
	shares held	capital	rights(4)

Electricité de France(1)	6,321,990	7.67	8.01

AGF Assurances	5,081,067	6.16	6.44

Franklin Resources, Inc.(2)	5,469,983	6.63	6.93

Employees (3)	2,284,879	2.77	2.89

Pechiney (A Shares repurchased in 2000 or 2001)(4)	2,557,896	3.10	--

Pechiney Nederland NV (self-controlling)(4)	982,669	1.19	--

Others	58,691,939	71.16	74.36

Subtotal A Shares	81,390,423	98.68	98.63

Pechiney (Shares repurchased in 2001)(4)	14,099	0.02	--

Others	1,076,945	1.30	1.37

Subtotal B Shares	1,091,044	1.32	1.37

Total A Shares and B Shares	82,481,467	100.00	100.00

(1)	Pechiney was informed that Electricité de France sold its participation in the share capital of Pechiney on 27February 2002 (pursuant to the notice of the Conseil des marchés financiers on 28 February 2002) and that FMR Corp. and Fidelity International Limited crossed the 5% threshold of share capital and voting rights in Pechiney by holding 4,983,180 shares as of 28 February 2002 through common funds managed by their subsidiaries (pursuant to the notice of the Conseil des marchés financiers dated 6 March 2002).

(2)	Shares held by Franklin Resources, Inc. and its subsidiaries consist primarily of those held by Templeton Worldwide through its investment funds and managed clients accounts.
(3)	Of which 1,429,602 A Shares were held as of 31 December 2001 and 855,277 new A Shares were subscribed for and issued on 24 January 2002.
(4)	The 3,554,664 shares held by Pechiney or Pechiney Nederland NV have no voting rights under the provisions of article L.225-210 of the French Commercial Code.

To Pechiney’s knowledge, no shareholders other than those listed above hold more than 5% of its share capital or voting rights.

As o f 30 January 2002, no shareholders' voting agreement had been disclosed to Pechiney.

3.2.2 Authorised but Unissued Share Capital, Capital Increase Obligations

By adoption of resolutions 22, 23 and 24, the general shareholders’ meeting held on 28 March 2002 granted Pechiney’s board of directors new authorisations to issue securities. These authorisations replace those previously granted at the general shareholders’ meeting of 29 March 2001, which will expire in May 2003. The authorisations will, unless otherwise stated, be valid for a period of 26 months expiring on 27 May 2004.

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Pechiney’s board of directors therefore has all powers to issue at any time, in France or abroad, securities giving access to a portion of Pechiney’s share capital immediately or at a later date, other than preferential shares and investment certificates. These powers may be delegated to Pechiney’s President, to the extent permitted by law.

The maximum nominal amount by which the capital may be increased through the issuance of securities giving access to a portion of Pechiney’s share capital immediately or at a later date, with preferential subscription rights, (resolution 22) or by the incorporation of premiums, reserves, profits (resolution 24), is EUR 490 million. This amount includes the nominal amount of additional shares to be issued in order to enable holders of debt securities giving access at a later date to a portion of the share capital of Pechiney to maintain their percentage rights, as required by law. Shares may also be issued without preferential subscription rights, subject to a maximum nominal amount of EUR 245 million (resolution 23). The principal amount of debt securities giving access at a later date to a portion of the share capital that may be issued pursuant to the authorisation may not exceed EUR 700 million.

These resolutions terminate and replace the previous authorisations granted by the general shareholders’ meeting of 29 March 2001.

In addition, pursuant to the new provisions of article L.225-129 VII of the French Commercial Code (which require that the general shareholders’ meeting vote on a draft resolution authorising a capital increase reserved for employees of Pechiney, to the extent that the agenda for the general shareholders’ meeting includes a resolution authorising any other capital increases), the general shareholders’ meeting held on 28 March 2002 authorised the board of directors in resolution 25 to issue new shares reserved for employees of Pechiney who participate in a group savings plan in accordance with the legal provisions of the French Labour Code. This authorisation is valid for five years ending on 27 March 2007. It replaces the portion remaining unused of the preceding authorisation granted by the general shareholders’ meeting of 29 March 2001. The maximum nominal amount authorised under the new resolution is EUR 37 million.

3.2.3 Authorisation to repurchase shares

In accordance with the provisions of article L.225-209 et seq. of the French Commercial Code, the general shareholders’ meeting held on 28 March 2002 authorised Pechiney’s board of directors in resolution 4 to purchase Pechiney’s own shares with a view to their resale, transfer or later cancellation. This authorisation replaces the previous authorisation granted by the general shareholders’ meeting of 29 March 2001, which would have expired on 28 September 2002. The new authorisation is valid for a period of 18 months ending on 27 September 2003, i.e. after Pechiney’s current financial year.

In accordance with COB Regulation No. 98-02 of 6 September 1998 (as amended), the purposes and terms of any such repurchases of shares that may take place were set forth in an information memorandum which received the visa of the COB (No. 02-219) on 8 March 2002.

Purposes of share repurchases and the use of repurchased shares

Pechiney intends to make use of the legal provisions allowing it to repurchase shares in pursuit of the following objectives (in order of priority):

1.	to stabilise the price of A Shares and B shares, through systematic intervention against market movements;
2.	to establish share purchase programmes and/or to grant share options, in each case for the benefit of employees of Pechiney or of related companies meeting the conditions set forth in article L.225-180 of the French Commercial Code;

3.	to deliver shares upon exercise of rights attached to securities that entitle their holders to receive Pechiney shares, whether upon redemption, conversion, exchange, through the presentation of a warrant or in any other manner;

4.	to deliver such shares in exchange offers for purposes of acquisitions; and

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5.	to cancel such shares in order to optimise earnings per share.

Methods of repurchase

Pechiney will be able to retain, exchange, sell or transfer the repurchased shares. The shares may be repurchased in any manner, including through intervention in the market, the purchase of blocks of shares or through derivatives other than share purchase options. In addition, since there is no restriction on the purchase of blocks of shares, the entire authorisation to repurchase shares may be used in purchasing blocks of shares, provided that Pechiney shall ensure that it does not hold at any time, directly or indirectly, more than 10% of the total number of shares comprising its share capital.

Length and timetable of the repurchases

In conformity with resolution 4 passed by the shareholders during the general shareholders’ meeting held on 28 March 2002, the authorisation to repurchase shares permits such repurchases until 27 September 2003.

The power to cancel part or all of the shares repurchased and to reduce the share capital of Pechiney accordingly, granted by resolution 11 of the general shareholders’ meeting of 29 March 2001, is maintained, as initially scheduled, for a period of 24 months, i.e., until 28 March 2003.

3.2.4 Authorisation to issue debt securities

By adoption of resolution 16, the general shareholders’ meeting held on 28 March 2002 granted the board of directors a new authorisation to issue debt securities with a maximum principal amount of EUR 1.0 billion. This authorisation replaces the authorisation previously granted by the general shareholders’ meeting held on 2 June 1999, which allowed debt securities to be issued up to a maximum principal amount of EUR 500 million. That authorisation was scheduled to expire on 1 June 2004.

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CHAPTER IV

GENERAL INFORMATION ON PECHINEY’S BUSINESS

General information about Pechiney's business can be found in the Annual Report, which was filed with the SEC on 18 March 2002.

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CHAPTER V

CONSOLIDATED FINANCIAL STATEMENTS

General information about Pechiney's financial statements can be found in the Annual Report, which was filed with the SEC on 18 March 2002.

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CHAPTER VI

BODIES RESPONSIBLE FOR ADMINISTRATION,
MANAGEMENT AND SUPERVISION

General information about Pechiney's administration and management can be found in the Annual Report, which was filed with the SEC on 18 March 2002. The information therein is correct at the date of this final prospectus, subject to the significant developments detailed below.

6.1 MEMBERS OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

During the general meeting of 28 March 2002, the shareholders appointed or renewed the appointments of the following directors. In each case, the term of office is four years, expiring at the close of the shareholders’ meeting to be called to review the financial statements for the fiscal year ending 31 December 2005:

  Mr. François Ailleret, born in 1937 (term renewed by resolution 5): Mr. François Ailleret is also a director of Electricité de France, Chairman of EDF International, a director of C.I.E. (Ivory Coast), a director of Edelfi (France), of Lydec (Morocco) and of SMEG (Monaco). He is also a member of the public companies group of the Conseil économique et social, the Chairman of the Comité des études du Conseil mondial de l’énergie and the Chairman of the Conseil français de l’énergie;
  Mr. Etienne Davignon, born in 1932 (term renewed by resolution 6): Mr. Etienne Davignon is also Vice-President of Société Générale de Belgique, Chairman of the Compagnie des Wagons-Lits and Chairman of Sibeka. He is also vice-president of Umicore (Belgium), Petrofina (Belgium), Fortis (Belgium), Tractebel (Belgium), Arbed (Luxembourg) and Accor (France). He is a director of Sofina S.A. (Belgium), Solvay S.A. (Belgium), Recticel (Belgium), Sidmar (Belgium), Compagnie Maritime Belge (Belgium), Suez (France), Gilead (United States), IDG (United States) and Anglo American (United Kingdom). He is a member of the supervisory board of BASF (Germany);
  Mr. Jean-François Dehecq, born in 1940 (term renewed by resolution 7): Mr. Jean-François Dehecq is Chairman of Sanofi-Synthélabo. He is also Chairman and representative director of Sanofi-Synthélabo Daiichi Pharmaceuticals Co., Ltd (Japan), a director of Air France, Finance et Management, Balmain, Financière Yves Rocher and of Laboratoires Daiichi Sanofi-Synthélabo. He is the permanent representative of Sanofi-Synthélabo to the board of directors of Sanofi-Synthélabo Recherche, and a director of Fusijawa Sanofi-Synthélabo (Japan) and Sanofi-Synthélabo Inc. (United States);
  Mrs. Germaine Gibara, born in 1944 (newly appointed by resolution 8): Mrs. Germaine Gibara is Chairman of Avvio Management Inc. She is a director of Clarica (Canada) and Corel Corporation (Canada);
  Mr. Jean-Paul Jacamon, born in 1947 (newly appointed by resolution 9): Mr. Jean-Paul Jacamon is advisor to the Chairman of Schneider Electric. He is a director of Rexecode;
  Mrs. Anne Lauvergeon, born in 1959 (term renewed by resolution 10): Mrs. Anne Lauvergeon is Chairman of the board of Areva and Chairman and Chief Executive Officer of Cogema. She is also a director of Suez, TotalFinaElf and Sagem, and she is the permanent representative of Cogema to the board of directors of Usinor and Eramet;
  Mr. Yves Mansion, born in 1951 (term renewed by resolution 11): Mr. Yves Mansion is an Inspecteur Général des Finances. He is also a director of Caisse Centrale de Réassurance, an alternate director of Entreprise de Recherches et d’Activités Pétrolières (ERAP), a member of the supervisory board of Euler and Chairman of the Commission Plénière des Assurances de Biens et de responsabilité;

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  Mr. Baudouin Prot, born in 1951 (term renewed by resolution 12): Mr. Baudouin Prot is a Senior Executive Officer of BNP Paribas. He is also the Chairman of Compagnie Immobilière de France, Chairman of BNP Paribas E3 and a director of BNP Intercontinentale. He is a member of the supervisory boards of Pinault-Printemps-Redoute, Cetelem and of Fonds de Garantie des Dépôts. He is the permanent representative of BNP Paribas to the board of directors of Accor, Banque Pétrofigaz and Answork;
  Mr. Jean-Pierre Rodier, born in 1939 (term renewed by resolution 13): Mr. Jean-Pierre Rodier became Chairman of Pechiney in 1994. He is also Chairman of Eurométaux and Entreprise & Personnel and is a member of the managing team of Transatlantic Business Dialogue;
  Mr. H. Onno Ruding, born in 1939 (term renewed by resolution 14): Mr. H. Onno Ruding is Vice-Chairman and director of Citibank. He is also a director of Corning Inc. (United States), Unilever and RTL Group. He is a member of the Commission Trilatérale, the International Consulting Board of the Federal Reserve Bank of New York, of the Conseil Consultatif Européen of AECA, the American Chamber of Commerce in the Netherlands and the Conseil consultatifs internationaux of Robeco and the Federation of Korean Industries.

6.2 FUNCTIONING OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

In addition, by adoption of resolution 18, the general shareholders’ meeting held on 28 March 2002 amended certain provisions of Pechiney’s by-laws in order to harmonise them with the new legal provisions governing the functioning of French corporations set forth in Law No. 2001-152 of 19 February 2001 (regarding employee stock purchase plans), which has been incorporated into the French Labour Code and the new French Commercial Code, and the new provisions set forth in Law of 15 May 2001, which has been incorporated into the new French Commercial Code. The following discussion summarizes and explains these amended provisions:

1)

The maximum number of directors that the general shareholders’ meeting can appoint, in addition to those directly elected by the employees and those representing employee shareholders, is reduced to 18 (Article 104 of the Law of 15 May 2001 amending article L.225-17 of the French Commercial Code). Article 15 A).1. of the by-laws was amended accordingly.

2)	Article A).2. and paragraph 3.1.b) of Article 15 A).3. of the by-laws were amended in order to grant the chairman of the board of directors (rather than the Chief Executive Officer) the power to set the specific terms of elections by employees of employees’ representatives on the board, as well as the specific terms of pre-selection by employee shareholders of candidates for such positions, to the extent that these terms are not provided for by law or in Pechiney’s by-laws. These amendments reflect the fact that the power to set such terms relate to the proper functioning of the governing bodies of Pechiney and that, since the Law of 15 May 2001 came into effect, the proper functioning of the governing bodies of Pechiney comes within the powers of the chairman of the board of directors, whether or not he also holds the position of Chief Executive Officer.
3)	The director representing the employee shareholders is exempt, by law, from any obligation to hold the minimum number of shares which the by-laws require in order to exercise the functions of director (Article 115 3° of the Law of 15 May 2001 amending article L.225-25 of the French Commercial Code).
4)	Article 17, which relates to the organization of the board of directors, was amended as follows:
	-	to ensure that a single Article of the by-laws deals with all provisions regarding the position of chairman of the board. Article 21, which previously dealt with such position, now relates only to the management powers and responsibilities of the Chief Executive Officer, reflecting the

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distinction between those two positions introduced by the Law of 15 May 2001 (Article 106, 4° of the Law of 15 May 2001 amending article 225-51 of the French Commercial Code);
	-	to set forth the powers of the chairman of the board, in accordance with the powers and responsibilities granted to him by law (article 106, 3° of the Law of 15 May 2001 amending article 225-51 of the French Commercial Code);
	-	to provide officially that the board of directors may adopt internal rules, since the ability of directors to attend board meetings without being physically present or by videoconference (other than meetings where the annual financial statements or issues relating to directors are discussed) may only be set forth in such internal rules (Article 109 1° of the Law of 15 May 2001 amending article 225-37 of the French Commercial Code); and
-

to remove the right to appoint a "Vice-President". No Vice-President has been appointed by Pechiney, since the purpose of such appointment in practice is generally to confer an honorary title on a director, and in addition the title of "Vice President" has no meaning in French law.

5)	Article 18, which relates to meetings of the board of directors, was amended in order to harmonise Pechiney’s by-laws with the new legal provisions governing the calling of board meetings (article 106, 2°, as introduced by the Law of 15 May 2001 incorporating article 225-36-1 into the French Commercial Code). In addition, the general shareholders’ meeting held on 28 March 2002 resolved to remove the duty of directors to be physically present at board meetings, in favour of a more general duty to attend, thus enabling certain directors to attend externally or by videoconference for those meetings at which their actual presence is not legally required (Article 109, 1° of the Law of 15 May 2001 amending article 225-37 of the French Commercial Code).
6)	The amendments to the last paragraph of Article 19, which relates to the minutes of the meeting of the board of directors, enable the board to record a director’s attendance at a board meeting, rather than his or her physical presence, in order to reflect the amendments to Article 18.
7)	The amendments to Article 20, which relates to the powers of the board of directors, redefine the powers of the board of directors in accordance with the powers granted by law (article 106 1° of the Law of 15 May 2001, amending article 225-35 of the French Commercial Code).
8)	Article 21, which relates to the President and the management of Pechiney, is amended as follows in order to relate solely to the general management of Pechiney, reflecting the distinction introduced by law between general management and the chairman of the board of directors (Article 106, 4° of the Law of 15 May 2001 amending article 225-51 of the French Commercial Code):
	-	paragraph 1 specifies, in accordance with Article 131 of the Law of 15 May 2001, the conditions under which the board of directors may choose one or two individuals to act as chairman of the board of directors and Chief Executive Officer (Article 106, 4° of the Law of 15 May 2001 adding a new article 225-51-1 to the French Commercial Code); if the board of directors appoints one individual to both roles, the chairman of the board of directors will assume the management of Pechiney, with the title of Président-Directeur Général; if the board of directors appoints two individuals, another person appointed by the board of directors will assume the management of Pechiney with the title of Directeur Général;
	-	paragraph 2 lists the powers vested in the person assuming the general management of Pechiney, in his or her capacity as Directeur Général, as specified by law (Article 107, 4° of the Law of 15 May 2001 amending article 225-56 to the French Commercial Code), including if this person also acts as chairman of the board of directors (Article 106, 4° of the Law of 15 May 2001 adding a new article 225-51-1 to the French Commercial Code);

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	-	paragraph 3 is amended to reflect the fact that if this individual assumes the general management of Pechiney, he or she shall be deemed to be the legal representative of the company with complete authority to act on a daily basis on its behalf (Article 107, 4° of the Law of 15 May 2001 amending article 225-56 of the French Commercial Code), including in legal proceedings; and
	-	paragraph 4 restates the current provisions concerning those persons who assist the legal representative of Pechiney and who share the same legal powers as such person. Prior to enactment of the Law of 15 May 2001, these individuals held the title of Directeur Général and, as such, assisted the chairman of the board of directors with the same general powers vis -à-vis third parties. From now on, these individuals hold the title of Directeur Général Délégué (Article 107, 1° of the Law of 15 May 2001 amending article 225-53 of the French Commercial Code) and, in such capacity, assist the person who assumes the general management of Pechiney (referred to in the same article), with the same general powers vis -à-vis third parties as the person whom they assist (article 107 4° of the Law of May 15, 2001 amending article 225-56 of the French Commercial Code). The appointment of Directeurs Généraux Délégués in charge of assisting the Directeur Général (or the Président-Directeur Général if he or she also holds the positions of the chairman of the board) remains optional, as was the case before the Law of 15 May 2001 with the Directeurs Généraux in charge of assisting the chairman of the board of directors (Article 107 1° of the Law of 15 May 2001).
9)	The amendment to Article 22, relating to directors’ compensation, is designed to reflect the fact that the board of directors is free to determine the breakdown of the lump sum annual amount allocated to it by the general shareholders’ meeting for the payment of directors’ fees, and is not required to distribute an identical sum to each director from one year to another. The law now provides expressly that the board of directors may determine the breakdown of the lump sum amount allocated to it by the general shareholders’ meeting (Article 117I of the Law of 15 May 2001 amending article L.225-45 of the French Commercial Code). Since financial year 1998, half of the fees paid each year to each director of Pechiney has been allocated in accordance with his or her actual participation in the board meetings and in meetings of any special committees of the board of which such director is a member (see Annual Report, Item 6 – Directors, Senior Management and Employees – Compensation of Directors and Officers – Directors’ Compensation).
10)	The amendments to Article 12, relating to the agreements between Pechiney and its directors, harmonise the provisions in Pechiney’s by-laws pertaining to related party transactions with the new provisions in the Law of 15 May 2001, particularly to extend the number of matters for which prior approval of the board of directors is required (Article 111, 1° of the Law of 15 May 2001 amending article L.225-38 of the French Commercial Code).
11)	The amendments to Article 24, which relates to directors’ liability, merely harmonise the provisions in Pechiney’s by-laws that relate to this matter with the relevant provisions of the Law of 15 May 2001 (article 107, 6° of the Law of 15 May 2001 amending article L.225-251 of the French Commercial Code).

By adoption of resolution 19, the general shareholders’ meeting held on 28 March 2002 amended certain provisions in Pechiney’s by-laws in order to maintain the mechanism by which board members elected directly by employees of Pechiney and its French direct or indirect subsidiaries, as well as a board member representing the employee shareholders, are entitled to sit on the board, with such additional provisions or adjustments as are specific to Pechiney. The amendments are as follows:

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1)	The amendments to Article 15 A) 2., which relates to directors elected directly by the employees of Pechiney and its direct or indirect subsidiaries, are to maintain the mechanism by which directors are appointed by the employees of Pechiney and its direct or indirect subsidiaries whose headquarters are situated in France, as provided for in Articles L.225-27 to L.225-34 of the French Commercial Code (and included in Pechiney’s by-laws by the general shareholders’ meeting of 6 November 1995, in connection with the privatisation of Pechiney). The total number of directors has been reduced from 15 to 12, including three (as opposed to two) elected by the employees of the French companies of the Group, and the by-laws now set forth the consequences of early termination of a director’s term of office, as provided for in Article L.225-34 II of the French Commercial Code.
2)	The purposes of the amendments to Article 15 A) 2., relating to the director representing employee shareholders, are as follows
	-	to delete the provision of the by-laws providing for the appointment of a director representing employee shareholders at the first general shareholders’ meeting following the privatisation of Pechiney, since the privatisation has been completed and this provision is no longer relevant;
	-	to delete the provision of the by-laws requiring that the director representing employee shareholders hold the minimum number of shares required by Article 36 of the by-laws in order to attend general meetings, since the requirement for a minimum number of shares in order to attend general shareholders’ meetings was removed by the Meeting of 29 March 2001 and is, furthermore, no longer permitted under the Law of 15 May 2001;
	-	to modify paragraphs 3.1.a) and 3.1.c) in order to provide that the members of the supervisory boards of all existing company investment mutual funds (FCPE), including those created in connection with the employee share offering completed on 24 January 2001, shall attend a single meeting in order to enable all funds to pre-select two joint candidates for the position of director representing employee shareholders, rather than two candidates for each separate fund, in addition to two candidates nominated by employees who hold shares of Pechiney directly rather than through the company investment mutual funds; and
	-	to delete from paragraph 3.3 the current provision requiring that, following any resignation, dismissal, or termination of a director representing employee shareholders, an election must be held to designate a replacement for such director solely for the remaining term of office of his or her predecessor.

By adoption of resolution 20, the general shareholders’ meeting held on 28 March 2002 decided to reduce the term of office of Pechiney’s directors from 6 years to 4 years.

By adoption of resolution 21, the general shareholders’ meeting held on 28 March 2002 increased the number of shares which each director must hold during his term of office (unless exempted by law) from 10 to 200.

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CHAPTER VII

GENERAL INFORMATION REGARDING PECHINEY'S

RECENT DEVELOPMENTS AND PROSPECTS

General information concerning Pechiney’s recent developments and prospects is provided in the Annual Report, which was filed with the SEC on 18 March 2002. The information therein is correct at the date of this final prospectus, subject to the significant developments detailed below.

1)	On 4 February 2002, Pechiney Plastic Packaging Inc. announced the acquisition of the American company Phoenix Health Care Products. In 2001, this company, which specializes in flexible packaging products for the medical field, reported sales of US$ 16 million and employed 70 people at a single plant in Milwaukee. It has a wide range of products, including packaging for surgical gloves, hospital gowns, catheters, syringes, wound dressings, bandages and more.
2)	On 4 February 2002, Pechiney acquired the German company Alufin GmbH Tabularoxid. This company, which specializes in the production of tabular alumina (which is mainly used in high-performance refractories) currently employs more than 40 people. Its annual production capacity is currently 18,000 tonnes, with the potential to double this capacity in the short term.
3)	On 20 February 2002, Pechiney World Trade acquired the majority of physical contracts for non-ferrous metals and inventory of Euromin. This transaction enhances Pechiney World Trade’s position as a major player in the non-ferrous metal business, increasing annual turnover by approximately EUR 265 million. Through this acquisition, Pechiney intends to substantially increase its market presence in Eastern Europe and the Middle East.
4)	On 5 March 2002, Pechiney renewed a long-term agreement in the development of the aluminium industry in India. Pechiney executives visited India to increase their knowledge of recent developments in the local market and to examine possible partnership opportunities in the aluminium industry, including investments in greenfield projects.

Pechiney has been involved in several joint ventures in India since 1965 with Mahindra-Ugine-Steel Co. and Hindustan Electrographite. Since the founding of Nalco in 1981, Pechiney has furnished important technological assistance to the project and is proud to be associated with a company with recognized achievements. Pechiney has also furnished different equipment involved in the making of aluminium.

On his first visit to India, Jean-Pierre Rodier, the Chairman of the board of directors of Pechiney commented:"Pechiney is the world leader in aluminium technology. We are here because we believe that the aluminium sector in India is at a turning point in its development and we would like to participate in that process by contributing the experience which has already produced success in our partnership with Nalco."

Long-term development is a major concern for Pechiney throughout the world. As a result, everywhere where it does business, Pechiney is very sensitive to the economic, environmental and social aspects of its activities, following the ISO standards of local development and exercising a social and ecological responsibility. Pechiney is one of the companies used as a point of reference for best practices in its industry: Pechiney is also at the forefront in the fight against global warming with its worldwide effort to reduce greenhouse gases and also follows the most advanced local labour practices.

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Pechiney is established throughout the world and is used to working with different cultures. Pechiney's longstanding presence in India has resulted in a profitable partnership. Jean-Pierre Rodier commented: "As our partnership with Nalco has proven, Pechiney has a special relationship with India. This is the result of many years of work and of understanding the aluminium sector, in India and around the world. It offers promising perspectives for future development."
5)	On 7 March 2002, Aluminium Pechiney, a subsidiary of the Pechiney group, reached an agreement with Eskom of South Africa for a multi-year energy supply contract for the operation of an aluminium smelter in the industrial development zone of Coega, near Port Elizabeth in the Eastern Cape province of South Africa. This agreement is a very significant step in the process of establishing an aluminium smelter in Coega and opens the road for further discussions with the government, potential partners and local communities before a final go-ahead can be given for Aluminium Pechiney’s 2005 Aluminium Smelter project. The smelter will use Aluminium Pechiney’s latest AP50 technology and produce around 460,000 metric tonnes of primary aluminium per year.
6)

On 2 April 2002, Pechiney, Dubai Investments PJSC and Al-Ghurair LLC entered into a memorandum of understanding for the creation of an aluminium foil rolling plant in the Emirate of Dubai.

The new company, to be called Emiroll, will be operated by Pechiney, which will hold 30 per cent. of the share capital. It will use Pechiney’s latest continuous casting and rolling technology. Located in the Dubai Investments Park, the plant will be close to the Dubal (Dubai Aluminium Company) smelter and the Jebel Ali Free Zone Port, to the south of the city.

Construction of the plant is expected to take approximately two years to complete and is expected to start by the end of 2002, after detailed engineering work and financial arrangements have been finalised.

Jean-Marc Germain, Pechiney’s Senior Vice-President of the Foil and Strip/Specialities Division, commented: "The new plant will complement our existing Pechiney Eurofoil operations, which currently have a capacity of 100,000 tonnes per year in Europe. Being in Dubai, a major logistics platform, enables us to strengthen our market position in the Gulf and in other countries of the Middle East and Far East. The association of influential local partners like Dubai Investments and Al-Ghurair Private Company with a well-regarded aluminium major like Pechiney gives this project the very best chance of success."

Khalid Bin Kalban, CEO of Dubai Investments PJSC, expressed satisfaction with the progress of the project: "This is another milestone on the road to Dubai Investments’ becoming a leading regional investment company,’ he said. "We had the foresight to identify and isolate a niche in the aluminium foil market, both in the region and in nearby markets. Since its initiation in 1997, we have invested a significant amount of time and resources in this project, and are very happy to see it finally reach maturity."

Majid Saif Al-Ghurair of Al-Ghurair Private Company LLC said: "This new joint venture, with two companies that are leaders in their fields, reflects our plans to focus on solid manufacturing opportunities with strong export potential, thus further contributing to the economic growth and success of Dubai."

The investment will amount to between US$ 110 million and US$ 120 million, for a capacity of 33,000 tonnes per year of aluminium foil, strips and coils, to serve both the domestic and export

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markets. It is expected to generate revenues in excess of US$ 80 million and to employ approximately 200 individuals.